SECURITIES AND EXCHANGE COMMISSION
________________________________

AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

EXMOVERE HOLDINGS, INC.
(Exact Name of Registrant in its Charter)

Delaware		20-8024018
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

EXMOVERE HOLDINGS, INC.
1600 Tysons Boulevard
8th Floor
McLean, VA 22102
Tel.: (703) 245-8513
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporations and Companies, Inc.
910 Foulk Road, Suite 201
Wilmington, Delaware 19803
Tel. No.: (302) 652-4800
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Springs Law Firm PLLC
7437 Willesden Lane
Charlotte, NC 28277
Tel. No.: (704) 241-9995
 Fax No.: (704) 708-4101
vsprings@springslawfirm.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.001 par value per share	1,140,407	$3.50	$3,991,424.50	$284.59

(1)      This Registration Statement covers the resale by our selling shareholders of up to 1,140,407 shares of common stock previously issued to such selling shareholders.

(2)      The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $3.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated March __, 2010

EXMOVERE HOLDINGS, INC.

1,140,407 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $3.50 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:                , 2010

TABLE OF CONTENTS

PAGE
Prospectus Summary	1
Summary of Financial Information	4
Risk Factors	5
Use of Proceeds	1 2
Determination of Offering Price	1 3
Dilution	1 3
Selling Shareholders	1 3
Plan of Distribution	1 5
Description of Securities to be Registered	1 6
Interests of Named Experts and Counsel	1 7
Description of Business	1 7
Description of Property	29
Legal Proceedings	29
Market for Common Equity and Related Stockholder Matters	29
Index to the Financial Statements	31
Management Discussion and Analysis of Financial Condition and Financial Results	32
Plan of Operations	32
Executive Compensation	37
Security Ownership of Certain Beneficial Owners and Management	38
Transactions with Related Persons, Promoters and Certain Control Persons	38
Disclosure of Commission Position on Indemnification of Securities Act Liabilities	38
Other Expenses of Issuance and Distribution	41
Indemnification of Directors and Officers	41
Recent Sales of Unregistered Securities	41
Exhibits and Financial Statement Schedules	45

ITEM 3.  SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Exmovere,” “Company,” “we,” “us” and “our” refer to Exmovere Holdings, Inc.

Our Corporate History

The Company was incorporated in the State of Delaware on December 18, 2006 as Clopton House Corporation (“Clopton House”).   Based on the Company’s Form 10-SB filed July 9, 2007, Clopton House was formed for seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly owned entity.  Pursuant to the terms of a certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated January 28, 2009 (the “Purchase Date”) between BT2 International, Inc. (“BT2 International”), Belmont Partners, LLC (“Belmont”) and Clopton House, BT2 International purchased a total of 100,000 shares of the issued and outstanding common stock of Clopton House (the “Purchase”), from Belmont in exchange for cash and a three percent common stock interest in the Company after taking into account the transfer of certain licenses, as discussed in more detail below. The total of 100,000 shares represented 100% of the shares of issued and outstanding common stock of the Company at the time of transfer.

Concurrent with the Purchase, David Bychkov was appointed as a Director, President and Secretary of the Company and Joseph Meuse, the managing partner of Belmont, resigned as Director, President and Secretary of the Company.   Immediately, David Bychkov appointed a new Board of Directors, a new Secretary and a new management team.  On the Purchase Date, the new Board of Directors approved a) the issuance of an additional 15,003,000 common shares, making the total outstanding shares 15,103,000 and b) the transfer of technology licenses (the “Exmo Licenses”) owned by BT2 International to the Company.  Belmont received 453,000 of the newly issued shares of Exmovere pursuant to the terms of the Stock Purchase Agreement, which required Belmont to receive a three percent (3%) interest in the Company after the transfer of the Licenses (in the Stock Purchase Agreement this was described as the 3% post Vend-in of IP interest).  In exchange for the Exmo Licenses, the Company simultaneously, issued an aggregate of 13,010,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick and an additional 1,540,000 shares to other individuals or entities instrumental in the development of the technology, each of which own directly and/or indirectly less than 5% of the Company.

Our Business Goals

We are a company that is still in the development stage. The Company plans to acquire, develop and market products that have a focus on healthcare, security, and transportation and to also purchase and integrate existing, profitable healthcare businesses.   The Company’s Exmo Licenses relate to devices that analyze, translate, record and transmit biological variables such as electric potentials, body movement, body temperature, body fluids, chemical concentrations, emotions etc. into electrical signals and are known as “biosensors”.  More specifically, the Company owns licenses to the technology for  biosensor wristwatches, biosensor turnstiles, biosensor computer mouses, biosensor steering wheels and systems to detect emotions from such biosensor products and other related technologies.  The technology was originally created by David Bychkov and developed by Mr. Bychkov and others through the following entities ; Exmovere LLC, Exmocare LLC, Exmogate LLC and BT2 International.   The Company recently purchased the exclusive right to use patents owned or controlled by Sensatex, Inc. involving advanced textile technology and the monitoring of the vital signs of infants (the “Sensatex Licenses”).

Our Products

The biosensor wristwatches, called the Telepath (“Telepath”) and Empath (“Empath”) respectively, are intended for mass production and sale to mature adults who need assistance with their daily living and could benefit from the Empath’s ability to monitor their own vital signs on a regular basis and the Telepath’s ability to transmit data by Bluetooth.   Bluetooth is a wireless protocol licensed and registered by Bluetooth Special Interest Group (SIG) that uses short-range communications technology to help transmit data over short distances from fixed and/or mobile devices, creating wireless personal area networks. The Company is registered and licensed to use Bluetooth.   In the case of the Telepath, the vital sign results will be monitored by security companies, phone companies, etc. These data will be assessed by the computers that receive the signals, and then the computer s will determine what type of corrective action may be needed on a patient-by-patient basis.

The Exmogate Turnstile (“Exmogate Turnstile”) is a biosensor-enhanced entry device similar to a subway turnstile or a metal detector except that it detects hostility, ensures guard vigilance, and, when required, can block entry.  It is intended for development, mass production and sale to government agencies, military bases, foreign embassies and governments, airports and train stations, sports arenas and corporate buildings.

The Exmovere Mouse (the “Exmovere Mouse”) is a standard mouse with built–in electronics capable of measuring the skin response and heart rate of a person who places his/her hands on the surface of the mouse.  The Exmovere Car Steering Wheel (the “Steering Wheel”) is a steering wheel with embedded metal electrodes (an electrode is a conductor or medium by which an electric current is conducted from metal to another medium, such as a cell, body or apparatus) that act as skin responsive sensors that can read skin response, heart rate and environmental data.

Exmovere’s Exmobaby (“Exmobaby”) is a new product in the development stages that the Company is developing using the Sensatex Licenses.  The Exmobaby will be a brand of garments for infants that will use biosensor technology to allow parents to monitor their infant’s vital signs from another location.

The C ompany’ s Licenses also include intellectual property related to the detection of human emotions from vital sign data collected by internal or external biosensors.  These emotion detection devices may be used to detect: like, dislike, stress, relaxation, anger, depression and a multitude of other human emotional states with more reliable results when compared to self-reporting by test subjects.

Exmovere’s Chariot (“Chariot”) is a self-balancing upright mobility device that surrounds the user’s thighs, hips and legs in a kind of cocoon. The user’s hands, arms and chest remain free to do whatever is desired. This would position the vehicle as a direct competitor to existing sit-down scooters marketed to obese, elderly and limited mobility persons.

Costs to Develop and/or Market our Products

The Company is not going to attempt to market each of its products at this time due to capital limitations.  Therefore, the marketing and/or development of the Steering Wheel and the Exmovere Mouse will be delayed until the Company can generate revenue from its other products or business.  The Company expects that it will need at least two million dollars to manufacture and market the Telepath and Empath. The Company estimates that the marketing of the Exmogate Turnstile will cost at least one million dollars and it will cost at least two million dollars to develop the Chariot into a consumer ready product in compliance with all applicable regulations.  The Company estimates a cost of at least one million dollars to develop Exmobaby inventory and market it to retailers.  Although the Exmovere Mouse and the Steering Wheel are not in the Company’s marketing plans for the next year, the Company estimates that it would cost an additional three million dollars to develop or market those products.  The Company anticipates needing up to 2.8 million dollars for advertising costs.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors.” We are a development stage company and we have limited operating history for investors to evaluate the potential of our business development.  We may be unable for many reasons, including those that are beyond our control, to implement our current business strategy. We are dependent on our success in either obtaining a FDA 510k regulatory exemption or obtaining the regulatory clearances to market our products in major markets. In the event that the completion of the testing required for FDA approval is delayed or the FDA requires additional testing to be conducted, the time for filing the application and for getting the FDA’s response or clearance would be delayed. Also, in the event that the FDA requires us to file a pre-market approval, or PMA, a more detailed process for obtaining marketing approvals, the time until we may market our products in the United States would be further delayed. We may also be subject to other rules and regulations, such as state and federal health care regulations, federal contracting rules and foreign laws.

Moreover, we have not generated any revenue.  We cannot give you any assurance that any of our research and development will be completed or that we will obtain the necessary resources to market our products.

Where You Can Find Us

Our principal executive office is located at 1600 Tysons Boulevard, 8th Floor, McLean, VA and our telephone number is (703) 245-8513. Our website is www.exmovere.com.  The information found on, or accessible through, the website does not contain all of the information necessary to evaluate this offering and is not part of this prospectus.

The Offering

Common stock offered by selling security holders	1,140,407 shares of common stock. This number represents approximately 7.27% of our current outstanding common stock (1).

Common stock outstanding before the offering	15,675,998 common shares as of December 31 , 2009.

Common stock outstanding after the offering	15,675,998 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

(1)	Based on 15,675,998 shares of common stock outstanding as of December 31, 2009.

Summary of Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended December 31, 2008 and 2007, and the unaudited financial information for the nine months ended September 30, 2009 and 2008. The financial statement data as of and for each of the fiscal years ended December 31, 2008 and 2007 have been derived from our audited consolidated financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	For the nine	For the nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	September 30,	September 30,	December 31,	December 30,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
REVENUE	$-	$-	$--	$-
TOTAL OPERATING EXPENSES	317,020	3,517	4,754	21
LOSS FROM OPERATIONS	(317,020)	(3,517)	(4,754)	(21)
TOTAL OTHER INCOME (EXPENSES)	4,754	-	--	-
NET LOSS	$(312,266)	$(3,517)	$(4,754)	$(21)
NET LOSS PER COMMON SHARE – BASIC AND DILUTIVE	$(0.02)	$(0.00)	$(0.05)	$(0.00)
Weighted Average Number of Shares	12,840,506	100,000	100,000	79,167

	As of	As of	As of
	September 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)

TOTAL CURRENT ASSETS	$328,313	$79	$79
TOTAL ASSETS	22,832,818	79	79
TOTAL LIABILITIES	13,013	4,754	4,571
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	22,819,805	(4,675)	79
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,832,818	$79	$79

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY A DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the research, design, development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

•	Increase awareness of our brand name;

•	Develop effective business plan;

•	Meet customer standard;

•	Implement advertising and marketing plan;

•	Attain customer loyalty;

•	Maintain current strategic relationships and develop new strategic relationships;

•	Respond effectively to competitive pressures;

•	Continue to develop and upgrade our service; and

•	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense. Our operating results can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has never generated any revenue. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

WE CURRENTLY HAVE NO REVENUES.

We currently have no revenues and have sustained net losses of $312,266 for the nine months ended September 30, 2009. We cannot give you any assurance that we will experience any positive revenues for the foreseeable future.

WE NEED TO COMPLETE ADDITIONAL RESEARCH AND DEVELOPMENT AND RAISE CAPITAL TO DEVELOP OUR BUSINESS.

The development of our products will require additional research and development and the commitment of substantial resources to bring them to market. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements.

We cannot give you any assurance that any our research and development will be completed or that additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to develop our products or continue our business operations.

WE CURRENTLY HAVE NO MANUFACTURERS OR DISTRIBUTORS FOR OUR PRODUCTS.

We do not have agreements with manufacturers for our products or distribution agreements.  We cannot give you any assurance that we will be able to complete agreements with manufacturers and distributors for our products. If we cannot reach agreements with manufacturers or distributors our products may not be available to the public.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to increase our advertising and marketing of our business. In addition, substantial expenditures will be required to enable us to conduct existing and planned business research, design, development and marketing of our existing services. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

WE MAY NOT BE ABLE TO BUILD OUR BRAND AWARENESS.

Development and awareness of our brand will depend largely upon our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be severely harmed.

THE BIOSENSOR TECHNOLOGY SPACE IS HIGHLY COMPETITIVE AND FRAGMENTED, WHICH MEANS THAT OUR CUSTOMERS HAVE A NUMBER OF CHOICES FOR PROVIDERS OF SERVICES AND PRODUCTS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive. The market is fragmented, there are a wide variety of product offerings with different capabilities, and no company holds a dominant position. Consequently, our competition for clients varies significantly.  Most of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve.

OUR ABILITY TO CONTINUE TO DEVELOP AND EXPAND OUR PRODUCT OFFERINGS TO ADDRESS EMERGING BUSINESS DEMANDS AND TECHNOLOGICAL TRENDS WILL IMPACT OUR FUTURE GROWTH. IF WE ARE NOT SUCCESSFUL IN MEETING THESE BUSINESS CHALLENGES, OUR RESULTS OF OPERATIONS AND CASH FLOWS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop product offerings that meet the current and prospective customers’ needs is critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in backup and disaster recovery solutions will impact our future revenue growth and earnings.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF DAVID BYCHKOV, PRESIDENT, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER, AND CHEYENNE CROW, CHIEF OPERATING OFFICER. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of David Bychkov as President, Chairman, Chief Executive Officer and Chief Financial Officer, and Cheyenne Crow as Chief Operating Officer. We currently do not have an employment agreement with Mr. Bychkov or Mr. Crow. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMENT OF QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, manufacturing and customer support functions, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

WE HAVE LIMITED CURRENT SALES AND MARKETING CAPABILITY.

We have no key personnel with experience in sales, marketing and distribution. Therefore, we must either retain and hire the necessary personnel to distribute and market our products or enter into collaborative arrangements or distribution agreement with third parties who will market such products or develop their own marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that we will be able to retain or hire the personnel with sufficient experience and knowledge to distribute and market our products or be able to enter into collaborative or distribution arrangements or develop our own sales sale force, or that such sales and marketing efforts, including the efforts of the companies, with which we have entered into collaborative agreements, will be successful.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

POTENTIAL FUTURE DELAYS IN PRODUCT MARKETING DUE TO STRINGENT GOVERNMENT REGULATION.

Unless the Company’s products are considered exempt from Section 510k of the FDA Modernization Act of 1997 (the FDAMA) (Pub. L. 105-115), which amended the device provisions of the Federal Food, Drug, and Cosmetic Act (the “Act”), the Company's products may be subject to extensive regulation by the U.S. Food and Drug Administration (the "FDA") and, in some jurisdictions, by state and foreign governmental authorities.  The Company expects that its products will fit under a FDA regulatory exemption but there is no guarantee the Company will qualify for such exemption and even exempt products are required to be registered with the FDA.  In particular, the Company may be required to obtain specific clearance or approval from the FDA before it can market new products or certain modified products in the U.S.  The Company's ability to market such products is subject to the availability of funds.  The testing on humans of the Company's devices, and the sale of such devices, are subject to federal and possibly other regulation. Such regulatory processes may be expected to result in delay and additional expense in the future in connection with testing and sale of products for which the Company has not received PMA or 510(k) premarket clearance, modifying existing products and developing future product applications.  The Company also has to comply with Good Manufacturing Practices, which require that the Company manufacture its products and maintain its records in a prescribed manner with respect to manufacturing product applications. There is no assurance that all required clearances or approvals for sale of the Company's devices in the U.S. will be obtained. The process of obtaining 510(k) clearances or PMA can be time consuming and expensive, and there can be no assurance that all clearances or approvals sought by the Company will be granted or that FDA review will not involve delays that would adversely affect the marketing and sale of the Company's products. The Company is required to adhere to applicable regulations setting forth current, testing and control activities. In addition, the Company is required to comply with FDA requirements for labeling and promotion of its products. Failure to comply with applicable federal, state or foreign laws or regulations could subject the Company to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, any one or more of which would have a material adverse effect on the Company. Medical device laws and regulations with similar substantive and enforcement provisions are also in effect in many of the foreign countries where the Company may eventually do business. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. No assurance can be given that such changes will not have a material adverse effect on the Company.

We may decide to market some of our products in Europe.  In the 25 member states of the European Union (EU), there is a consolidated system for the authorization of medical devices. The system of regulating medical devices operates by way of a certification for each medical device. Each certificated device is marked with a CE mark which shows that the device has a Certificat de Conformité. There are National Bodies, also known as Competent Authorities, in each member state that oversee the implementation of the EU Medical Device Directive within their jurisdiction. The means for achieving the requirements for a CE mark vary according to the nature of the device. Under the requirements of EU member states, our product may be required to be assessed by a Notified Body. If a Notified Body of one member state has issued a Certificat de Conformité, the device can be sold throughout the European Union without further conformance tests being required in other member states.   Even if we receive the necessary approval for marketing our products in Europe, we must continue to comply with the EU’s regulations and directives. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory clearances or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most egregious cases, criminal sanctions or closure of our manufacturing facilities are possible.

We may also be subject to regulation by the U.S. Consumer Product Safety Commission which regulates children’s sleepwear and other apparel manufactured from biosensor-enabled fabrics. The Federal Trade Commission (FTC) may also have regulations that affect the labeling of the Exmobaby garments with regard to fabric content and care labeling.  Failure to comply with these regulations may result in civil money penalties, recalls and harm to consumers.

IF WE PURSUE OUR GOAL OF ACQUIRING HEALTH CARE FACILITIES, WE MAY BE SUBJECT TO FEDERAL, STATE AND FOREIGN HEALTHCARE FRAUD AND ABUSE LAWS AND REGULATIONS AND OTHER REGULATORY REFORMS, AND A FINDING OF FAILURE TO COMPLY WITH SUCH LAWS, REGULATIONS AND REFORMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our operations may be directly or indirectly affected by various broad Federal and state healthcare fraud and abuse laws. These include the Federal anti-kickback statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under Federal healthcare programs, such as the Medicare and Medicaid programs. The Federal anti-kickback statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, many states have adopted laws similar to the Federal anti-kickback statute, and some of these laws are broader than that statute in that their prohibitions are not limited to items or services paid for by a Federal healthcare program but, instead, apply regardless of the source of payment. While we never have had any such relationships, in the event that we enter into financial relationships with healthcare providers and others who provide products or services to Federal healthcare program beneficiaries or who are in a position directly or indirectly to recommend or arrange for use of our product, we will potentially be governed by the Federal anti-kickback statute and similar state laws. If our future operations are found to be in violation of these laws, we or our officers individually may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation.

In addition, if we sell our products to federal government agencies, we will have to comply with the Federal Acquisition Regulations (FAR). This system consists of sets of regulations issued by agencies of the Federal government of the United States to govern what is called the "acquisition process," which is the process through which the government purchases goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. The FAR System regulates the activities of government personnel in carrying out that process.  If our activities were found to violate Federal or state false claims provisions, it could have a material adverse effect on our business and results of operations.

We could also be subject to investigation and enforcement activity under Title II of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created a new Federal healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and could result in fines, imprisonment or exclusion from government-sponsored programs.

In the United States, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our products profitably. Federal and state lawmakers regularly propose and, at times, enact new legislation establishing significant changes in the healthcare system. We cannot predict whether new Federal legislation will be enacted in the future or the full impact that any such new legislation will have on our business. The potential for adoption of healthcare reform proposals on a state-by-state basis could require us to develop state-specific marketing and sales approaches. In addition, we may experience pricing pressures in connection with the sale of our products due to additional legislative proposals or healthcare reform initiatives. Our results of operations and our business could be adversely affected by future healthcare reforms.

OUR PRODUCTS MAY IN THE FUTURE BE SUBJECT TO PRODUCT RECALLS THAT COULD HARM OUR REPUTATION, BUSINESS AND FINANCIAL RESULTS.

The FDA, FTC and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources, and have an adverse effect on our financial condition and results of operations.

ONCE PRODUCTS SALES OCCUR THERE IS A FUTURE RISK OF MATERIAL ADVERSE EFFECT OF ANY PRODUCT LIABILITY CLAIMS.

Although the Company carries product liability insurance, there is no assurance that the Company will not be subjected to substantial claims based upon alleged injurious effects from the use of its devices and that its product liability insurance will be maintained, will be available on commercially reasonable rates or in adequate amounts, if at all, or will be adequate to cover any claim made. If the Company does not or cannot maintain its existing or comparable liability insurance, its ability to market its products may be significantly impaired. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products.

OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY THROUGH PATENTS AND OTHER MEANS IS UNCERTAIN.

Our success depends significantly on our ability to protect our intellectual property and proprietary technologies. We rely on patent-pending protection, as well as nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. These legal means, however, afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our provisional pending U.S. patent applications may not issue as patents or may not issue in a form that will be advantageous to us. If we do not receive patents for these applications or do not receive adequate protections, our developments will not have any proprietary protection and other entities will be able to make the products and compete with us. Also, any patents we have obtained or do obtain may be challenged by re-examination, opposition or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. To the extent our intellectual property protection offers inadequate protection, or is found to be invalid, we are exposed to a greater risk of direct competition. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to pursuing patents on our technology, we have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. The inability to protect our intellectual property could adversely affect our competitive position and our business operations.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $3.50 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 35,000,000 shares of capital stock consisting of 35,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

ITEM 4.  USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

ITEM 5.   DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the notice of the effective date of this Registration . In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

ITEM 6.   DILUTION

The common stock to be sold by the selling shareholders listed below in Item 7 is common stock that is currently issued.  Accordingly, there will be no dilution to our existing shareholders

ITEM 7.   SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders consist of the 1,140,407 shares of our common stock held by 71 shareholders. Such shareholders include some of the holders of the 122,101 shares sold in our private offering pursuant to Regulation D Rule 506 completed in March 2009 at an offering price of $1.50, some of the 77,820 shares sold in our private offering pursuant to Regulation D Rule 506 completed in June 2009 at an offering price of $2.50, and some of the 173,077 shares sold in our private offering pursuant to Regulation D Rule 506 completed in October 2009 at an offering price of $3.50. We are also registering a total of 925,300 shares for shareholders who received shares in consideration for transfer of technology licenses from BT2 International to Exmovere.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 12, 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Amanda R. Romeo	200	200	0	0%
Angela Taylor	500	500	0	0%
Anita Tipler	61,400	61,400	0	0%
Antonio C. Pam and Demetria L. Pam*	100	100	0	0%
Carolyn S. Abshire	2,000	2,000	0	0%
Catherine W. Morgan	10,000	10,000	0	0%
Catherine W. Morgan and James Morgan*	5,000	5,000	0	0%
Charles Lambert	2,000	2,000	0	0%
Charlynda Credle	100	100	0	0%

Cheyenne Crow CUST FBO UTMA VA Amy Crow	1,000	1,000	0	0%
Cheyenne Crow CUST FBO UTMA VA Joshua Crow	1,000	1,000	0	0%
Cheyenne Crow CUST FBO UTMA VA Lauren Crow	1,000	1,000	0	0%
Cheyenne Crow CUST FBO UTMA VA Nicholas Crow	1,000	1,000	0	0%
Cindy C. Rojas	500	500	0	0%
Cleonie Chang Schwartz	500	500	0	0%
Daniel Beckmann	300	300	0	0%
David R. Mootsey	300	300	0	0%
Dawana B. Robinson	100	100	0	0%
Deepika Negi	500	500	0	0%
Deneen Stambone	500	500	0	0%
Derek Winfield	200	200	0	0%
Dr. Philippe A. Lowenstein	5,000	5,000	0	0%
Easton Peterson	1,000	1,000	0	0%
Fab 5 Sportz, LLC(2)	120	120	0	0%
Foster Rockwell	250	250	0	0%
Hokenson Group, Inc.(1)	1,000	1,000	0	0%
Jaime Rojas, Jr.	10,000	10,000	0	0%
Jakeya L. Morgan	1,000	1,000	0	0%
James Morgan	10,000	10,000	0	0%
Jaroslava Pickova	40,000	40,000	0	0%
Jay Henderson	260,600	260,600	0	1.70%
Jeffrey Lance Thomas	2,000	2,000	0	0%
Jeong-Hwan Kim	25,000	25,000	0	0%
John Rogers	250	250	0	0%
Joseph M. Johnson	4,000	4,000	0	0%
Kaiesha C. Morgan	1,000	1,000	0	0%
Kristopher Ussery	300	300	0	0%
Lananh Nguyen	14,286	14,286	0	0%
Loring R. Henderson	1,000	1,000	0	0%
Lucia F. Mokhsijerjian	200	200	0	0%
Marianne McQuade	2,000	2,000	0	0%
Marie Colter	700	700	0	0%
Mark V. Robinson and Sheila L. Robinson*	300	300	0	0%
Mary B. O'Connor	500	500	0	0%
Miles Henderson	1,000	1,000	0	0%
Naseem Ahmed	800	800	0	0%
Omi Komaria Madjid	25,000	25,000	0	0%
Pamela M. Norick	11,400	11,400	0	0%
Phyllis Abshire d’Hoop	500,000	500,000	0	3.30%
Quynh Nguyen	300	300	0	0%
Raul Grosz	100	100	0	0%
Regena Herndon	1,334	1,334	0	0%
Reginald d’Hoop	1,000	1,000	0	0%
Richard Barksdale	100	100	0	0%

Richard G. Miller	100	100	0	0%
Robert A. Atkins	100	100	0	0%
Roseanne Luth	4,000	4,000	0	0%
Samuel and Marie Colter*	300	300	0	0%
Samuel Colter	200	200	0	0%
Scott Lurding	2000	2000	0	0%
Semyon Bychkov	100,000	100,000	0	0%
Sheniqua L. Morgan	1,000	1,000	0	0%
Silvia Cordovi	667	667	0	0%
Stephanie Stevens	100	100	0	0%
Susan Hoffmaster	1,000	1,000	0	0%
Tasneem Ahmed	6,000	6,000	0	0%
Thomas A. Nabi	2,000	2,000	0	0%
Tiffany S. Ussery	500	500	0	0%
William Peterson	1,000	1,000	0	0%
Zeda Rosenberg	5,000	5,000	0	0%
Zoika Naskova	6,700	6,700	0	0%
Total		1,140,407

———————
*The shares are owned by respective holders as joint tenants with right of survivorship.

(1)Jeffrey D. Hokenson is the principal of Hokenson Group, Inc. Jeffrey D. Hokenson, acting alone, has voting and dispositive power over the shares beneficially owned by Hokenson Group, Inc.

(2)Marcelle Joyner is the principal of Fab 5 Sportz, LLC. Marcelle Joyner, acting alone, has voting and dispositive power over the shares beneficially owned by Fab 5 Sportz, LLC.

 Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Cheyenne Crow is an officer and director of the Company and he is selling 4,000 shares only as custodian for four minors under the Virginia Uniform Transfer to Minors Act.

ITEM 8.   PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $3.50 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the effective date of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holders must be made at the fixed price of $3.50 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
-	through direct sales to purchasers or sales effected through agents,
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $22,785.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

ITEM 9.   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 35,000,000 shares of capital stock, of which 35,000,000 shares are common stock, $0.001 par value per share, and there are no preferred shares authorized.

Common Stock

We are authorized to issue 35,000,000 shares of common stock, $0.001 par value per share. Currently we have 15,675,998 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our independent stock transfer agent is Issuer Direct Corporation, 201 Shannon Oaks Circle, Suite 105, Cary, NC 27511, and can be reached at (919) 481-4000 .

ITEM 10.   INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by PS Stephenson & Co., PC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM 11.   INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

OVERVIEW

We are a development stage company that has exclusive worldwide licenses on unique healthcare, security and emotion detection technologies. Upon completion of the Purchase, the Company changed its purpose from a company seeking a merger, acquisition or other business combination transaction to a company that plans to acquire, develop and market products that have a focus on healthcare, security, and transportation and to also purchase and integrate existing, profitable healthcare businesses.  We began this process on January 28, 2009 by acquiring the Exmo Licenses concurrently with completing the Purchase .  On January 30, 2009 we amended our Articles of Incorporation and changed our name to Exmovere Holdings, Inc.

The Exmo Licenses cover all products that are fabricated and manufactured using the designs from the following technology, some of which have patents pending as described below (collectively, the “Exmo Technology”):

1.
Bluetooth-transmitting biosensor wristwatch to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs. (In skin conductance, a device puts an imperceptible electric current across the skin and measures how easily it travels through the skin. For example, when anxiety raises the level of sweat in a sweat duct, conductance increases).

2.
Biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram (a graphic tracing showing the variations in electric force which trigger the contractions of the heart: it is used in the diagnosis of heart disease), changes in the ability of the skin to conduct electricity caused by an emotional stimulus, such as fright known as “galvanic skin response” or “GSR”, skin temperature and relative movement.

3.	Biosensor enhanced turnstile to detect galvanic skin response, skin temperature and relative movement.

4.	Biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement.

5.	System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile and above mentioned mouse.

6.	System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media from the above mentioned products.

David Bychkov owns all of the Exmo Technology.  The Company’s interest is an exclusive, irrevocable license to use the Exmo Technology in its business model.  The Exmo Technology has been developed over a period of about 10 years, based upon the research and science of David Bychkov individually and then operating as Biograph North America, LLC (“Biograph”).  Biograph was  organized in 2003.  Its name was subsequently changed to Exmovere LLC, a Delaware limited liability company (“Exmovere LLC”).  Subsequently, Mr. Bychkov also organized two additional companies, Exmogate LLC, a Delaware limited liability company (“Exmogate”) and Exmocare LLC, a Delaware limited liability company (“Exmocare”) as a means of using the intellectual assets he created in other similar applications.  Exmogate is a subsidiary of Exmovere LLC.  David Bychkov is the majority owner of Exmovere LLC (collectively Exmocare, Exmovere LLC and Exmogate are hereinafter referred to as the “Exmocare Companies”).   During the completion of these products, Mr. Bychkov became aware that the structure of Exmocare Companies was not conducive to marketing products of this nature and he sought alternatives.  Mr. Bychkov entered into a business relationship with BT2 International so that BT2 International could convert Mr. Bychkov’s intellectual property into intellectual assets that could be used to create revenue.  Cheyenne Crow, Robert Doornick and BT2 International’s leaders, Delbert Blewett and Joseph Batty, worked with Mr. Bychkov’s intellectual property for over two years to develop a plan that would add the other items, such as marketing and prototype development, necessary for this transition. The final distribution of the shares in the Company reflects this effort and the necessary mix of experience and talent the Company needs to become a successful business.

Once Mr. Bychkov’s intellectual property (i.e. the Exmo Technology) was developed into marketable products, it was determined that the structure of the Exmocare Companies was not an appropriate method to create a working business model.  By resolution dated December 1, 2007, the Exmocare Companies transferred the Exmo Technology that was owned by the Exmocare Companies to Mr. Bychkov.

On June 8, 2008, Mr. Bychkov granted BT2 International an exclusive license to use the Exmo Technology with the rights to manufacture and market the products from his intellectual assets (the “License Agreement”).  After several months of strategic analysis and planning, BT2 International and Mr. Bychkov adopted a business plan whereby a new public company would be acquired (Exmovere Holdings, Inc.) to commence the commercialization of the License Agreement.  The License Agreement is attached as an exhibit to this registration statement.  BT2 International is a private company and it is not related to the Exmocare Companies, Mr. Bychkov, Belmont Partners, and except for its minority stock ownership, the Company.  Belmont Partners Inc. is a private company with no relationship to the Exmocare Companies, David Bychkov or BT2 International and except for its minority stock ownership, the Company.

On the Purchase Date, the Exmo Licenses were transferred to the Company.  In exchange for the Exmo Licenses, the Company simultaneously issued an aggregate of 15,003,000 common shares.  As required by the Purchase Agreement, Belmont Partners was to receive its 3% interest in the Company after the licenses were transferred to the Company and thus at that time Belmont Partners received its 453,000 shares as the full remainder payment due for the purchase of Clopton House.  13,010,000 common shares were distributed to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick and an additional 1,540,000 shares were distributed to other individuals or entities instrumental in the development of the technology, each of which other individuals or entities own directly and/or indirectly less than 5% of the Company.  The final distribution of the shares in Exmovere Holdings among Mr. Bychkov (about 32%), Cheyenne Crow (about 32%), BT2 International (close to 19%) and the other individuals, reflected the huge effort involved in developing Mr. Bychkov’s Exmo Technology and the necessary mix of experiences and talent the Company needed to become a successful business.

On December 7, 2009, the Company entered into a Technology License Agreement with Sensatex, Inc., a Delaware corporation (the “Sensatex License Agreement”).  Pursuant to the Sensatex License Agreement, the Company has been given a revocable, exclusive, worldwide right and license to manufacture, have manufactured, use, offer to sell, sell and develop Sensatex’s patents for advanced textile materials and the monitoring of vital signs of infants (collectively the “Sensatex Technology”) to use with the Company’s Exmobaby product in the field of medical and non-medical pediatric applications for children 6 years old and younger, including children’s clothing and remote child monitoring applications. Sensatex owns all right, title and interest in the Sensatex Technology. The Company will own all right title and interest in any technology developed made or otherwise created solely by employees and consultants of the Company using the Sensatex Technology.

Finally, the Company will seek to acquire controlling interests in existing urgent care clinics across the US. This suite of products, technologies and assets will enable us to build a brand that stands for humane treatment of the elderly and infirm, security based on universal biological traits as opposed to racial or ethnic factors, and mobility that inspires the imagination. Exmovere intends to raise significant capital to launch these products and begin the acquisition process.

PRODUCTS

The Company is currently focusing its marketing efforts on the following products; Telepath and Empath wristwatches, the Exmogate Turnstile, the Chariot and the Exmobaby.  The Company plans to turn its attention to the Exmovere Mouse and the Steering Wheel after it has developed a track record with the other products.

Telepath and Empath

Exmovere owns a Bluetooth biosensor wristwatch that uses infrared sensors to detect heart rate without a chest strap, 3-d accelerometers (tool to provide you with a way to see the acceleration data on your phone) to model human movement, and a variety of metallic sensors to detect skin temperature and GSR. The Telepath model transmits this data via computer or cell phone to online data centers, care givers and/or emergency services. The Empath model is a different biosensor wristwatch that does not transmit the data, but displays and stores it for long periods of time. The Empath will benefit fitness users as well as those who are cognitively able to monitor their own vital signs.

The Telepath and Empath are intended for mass production and sale to mature adults who need assistance with their daily living and could benefit from the Empath’s ability to monitor their own vital signs on a regular basis and the Telepath’s ability to transmit data by Bluetooth. In the case of the Telepath, the vital sign results will be monitored by security companies, phone companies, etc. These data will be assessed by the computers that receive the signals, and then that monitor/computer will determine what type of corrective action may be needed on a patient-by-patient basis.

The Company produced an advanced prototype of the Telepath, which was previously sold in limited quantities in evaluation kit form to large medical device companies, cell phone service providers and clinical researchers. The feedback from those users indicates that the eventual Telepath wristwatch is an ideal product for distribution by cell phone service providers. Because of their retail outlets, they have the existing infrastructure necessary to explain the product’s features and to help them configure it for use with their or their loved ones’ cell phones.

Cell phone service providers also have the infrastructure needed to process alerts and a complementary financial model, whereby they charge monthly subscription fees.  The Empath could be separately marketed for eventual retail sale. We believe that currently there is no other all-in-one wearable tele-care device that is competitive with our wristwatches.

PRODUCT STATUS

We have solicited bids from contractors in South Korea and China to continue the company's ongoing development of a commercially viable wireless biosensor wristwatch.  If we do not qualify for the FDA 510k exemption (explained in more detail under “Government Regulation”), we expect to have a prototype suitable for conducting an FDA 510k case study in March 2010.  We will not be able to engage a suitable contractor to assist with completion of this process until we are able to pay approximately $1 Million.

With respect to the system to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media. the company has completed software that is able to filter, manipulate and record data for these purposes.  This software is housed on a secure server and is only accessible by management and/or consultants under non-disclosure agreements. The software is not-patentable.

The Company has completed software that is able to filter, manipulate and record data that detect human emotions from the Telepath and Empath. This software is housed on a secure server and is only accessibly by management and/or consultants under non-disclosure Agreements.  Software is not-patentable.  This software requires no further development.

PRODUCT / SERVICE DESCRIPTIONS

The Empath and Telepath are non-intrusive chronic care, elder care and fitness devices with the following features:

1)	All-in-one design monitors all critical vital signs 24/7 from the wrist with absolutely no cables, straps or electrodes.

2)	In the case of Telepath, a Bluetooth biosensor wristwatch sends alerts via cell phone or internet.

3)	A wristwatch device to detect anxiety, depression and other emotional side effects of drugs.

4)	In the case of Telepath, online care giver account has 350 kinds of configuration for alerts by SMS (text), email or instant messaging to guarantee no false alarms.

These wristwatches can simultaneously, non-invasively, continuously and accurately detect with infrared and tiny metallic sensors from a fully moving wrist: heart rate, heart rate variability, skin temperature, skin conductance and relative movement.

The Exmogate Turnstile

The Exmogate Turnstile is a biosensor-enhanced, wirelessly controlled secure portal device that detects hostility, ensures guard vigilance, and, when required, can block entry. It is intended for development, mass production and sale to government agencies, military bases, foreign embassies and governments, airports and train stations, sports arenas and corporate buildings.

The Exmogate Turnstile design (commercial models have not yet been built) incorporates embedded GSR, skin temperature, pressure and auto-diagnostic sensors, as well as a video camera, sensors to detect infectious biological agents that can cause deadly diseases (biopathogens), a Geiger counter and will incorporate, radar and sonar.  The Exmogate Turnstile will gather and process physiological data almost instantaneously to help security screeners detect hostility. Each Exmogate Turnstile will come with a built-in PC for transmitting and receiving data securely over a local wireless network. A computer operated by the security screener will control all the Exmogate Turnstiles in a certain facility or location.

The Exmogate Turnstile is designed to look and perform like a normal subway or building turnstile, and thus we intend to primarily market it through the U.S. General Services Administrations (GSA) schedules, through building security supply catalogs and directly to corporate/agency security directors. According to the GSA, under the GSA Schedules Program, GSA establishes long-term government wide contracts with commercial firms to provide access to over 11 million commercial supplies (products) and services that can be ordered directly from GSA Schedule contractors or through the GSA Advantage!® online shopping and ordering system.  Through the GSA Schedule, all customers, even those in remote locations, could order the Exmogate Turnstile.   There is no guarantee that the Company could get on the GSA Schedule.

To become a GSA Schedule contractor, a vendor must first submit an offer in response to the applicable GSA Schedule solicitation. GSA awards contracts to responsible companies offering commercial items, at fair and reasonable prices, that fall within the generic descriptions in the GSA Schedule solicitations. GSA Contracting Officers determine whether prices are fair and reasonable by comparing the prices/discounts that a company offers the government with the prices/discounts that the company offers to commercial customers.

PRODUCT STATUS

The Exmogate Turnstile has completed its mechanical design phase.  If the Exmogate Turnstile is not exempted from the FDA 510k rules, we estimate that we will need at least another $1 Million to complete a prototype worthy of a potentially required FDA 510k case study for medical device certification. If the device does not obtain FDA clearance, the device will not be able to be marketed or used in the USA for its intended use without undergoing a case study and certification by the FDA as a medical device. It would otherwise still be able to be marketed for detection of emotional states, such as hostility, anger and panic.  We are primarily pursuing government grants and contracts as a means of funding development and production of this device.  The cost of identifying and preparing a proposal for each grant or contract opportunity is approximately $25,000.  We intend to pursue at least 4 such opportunities per year for this device.

The Company has completed software that is able to filter, manipulate and record data that detect human emotions from the Exmogate Turnstile. This software is housed on a secure server and is only accessibly by management and/or consultants under non-disclosure Agreements.  Software is not-patentable.  This software requires no further development.

PRODUCT / SERVICE DESCRIPTIONS

The Exmogate Turnstile is a networked, biosensor-enabled portal device. It is designed to detect hostility, violence and aggression and can be used by security screeners to more accurately filter out crowds.

The Chariot

The Company has developed a self-balancing upright mobility device called the Chariot that surrounds the user’s thighs, hips and legs in a kind of cocoon. The user’s hands, arms and chest remain free to do whatever is desired. This would position the vehicle as a direct competitor to existing sit-down scooters marketed to obese, elderly and limited mobility persons.   The Company has only produced prototypes of the Chariot, which demonstrate that the product functions and is a tool in marketing the product to potential distributors.  The Chariot is not yet in a form for consumer use or in a form to be submitted to any applicable regulatory agencies.  The Company is actively seeking relationships with companies that might be interested in distributorships prior to increasing expenditures on this product.  The Company entered into a distributorship agreement in November of 2009 with Horizon International Corporation for distribution of the Chariot and the Telepath wristwatch in Canada; however, Horizon defaulted under that agreement which agreement and default are more specifically addressed in the Form 8k filed on March 3, 2010. The Company has entered into several non-disclosure agreements with companies that are evaluating the Chariot’s potential and considering distributorships now.

The Exmobaby

We intend to use Sensatex Technology to design entirely new FDA 510k exempt product for babies.  Biosensor devices will be integrated into the infant’s garments and a wireless transmission box will be set up in the home.  As the child’s conditions or movement changes, text messages (through SMS cell phone technology) or email alerts (through wireless internet connection) will be sent to parents.  The goal will be to provide true peace of mind for new parents.  The Company plans to market the Exmobaby worldwide by approaching major retailers and baby clothes designers around the world to supply them the product we designed or a product custom designed to their specifications.

THE OTHER PRODUCTS AND THEIR STATUS

The Steering Wheel’s product’s development is complete.  The Company needs $1,000,000 to collect test subject data from this product and to license this technology to automotive steering wheel manufacturers and does not plan to incur the expense at this time.

The Exmovere Mouse is currently in mechanical design phase. We have the expertise in biosignal processing to make this device, but we have not successfully completed assembly of a demonstrable prototype yet. We estimate that we need at least $1 Million to complete a prototype worthy of a potentially required FDA 510k case study for medical device certification.  If the device does not qualify for 510k exemption, the device will have to be modified and not be able to marketed or used in the USA for healthcare purposes, but rather for emotion detection purposes, gaming, entertainment and other consumer purposes. The Company would then also seek to market it abroad for explicitly non-medical, non-healthcare purposes.

Research & Development

Both the Telepath and the Empath are currently in the a lpha stage. That means we know that the device can detect heart rate and other vital signs at least as accurately as the BT1 and has superior battery life.   An alpha stage product refers to a device that is used internally by a research group as a proof of concept when considering pursuit of a patent and/or further development towards a commercial product.  The BT1 is the name of the first wristwatch made by Exmocare.  It stands for Bluetooth Model Number 1.  The BT1 was fully developed; however, the Company has chosen to focus on the more advanced models that we call the Telepath and Empath.  When discussing wireless products such as those that use the Bluetooth wireless standard, there is a certification involved.  Bluetooth is a trademark and technology controlled by the Bluetooth SIG.  Before commercializing a new product using Bluetooth, one must register and have it certified as compliant by the Bluetooth SIG.  The Company is registered and certified with Bluetooth SIG.

In order to make the Empath and/or Telepath shippable as a product to customers, several things are needed:

• Higher grade plastic parts are needed for the casing;

• An onboard digital display and onboard digital signal processing are needed to sift through the data without having to upload it to a computer first;

• Higher grade lithium ion batteries are needed to further increase battery life to at least 48 hours of continuous usage;

• Integration of movement and other sensors are needed to make the product shippable.

We have the necessary intellectual property (i.e., software, firmware, drawings, photographs, prototypes, schematics, websites, data, documentation and usage of the trademarked Exmovere brand) to do these steps and will require an additional $2 Million for production of inventory, development of a sales force and marketing to wireless service providers, retailers and other potential distributors.

It will take six months from the time of negotiating vendor agreements until completion of any potentially required FDA case study and an additional six months to build inventory, presuming that we can in some way resolve the expected costs of $2 Million through either cash, stock or royalty payment to vendors.  If the FDA requires a clearance application as a medical device and then rejects our application, we may have to spend an additional six months on development of a new prototype before we can apply again.

The Exmogate Turnstile prototype is complete. The estimated total cost involved in marketing the Exmogate Turnstile to the GSA and its target market is $1 million .  Assuming that the Company is able to raise capital at the same rate that it has in the first 3 quarters of 2009, the C ompany will be forced to seek out vendors that will accept restricted shares in the C ompany and royal ties from future sales as a substantial portion of their compensation.   The Company will likely need at least six months to find such vendors .   After locating vendors, the Company will need at least a year to work with vendors to get a potentially required FDA 510k case study p rototype completed.  From that point it will take at least six months to validate our test results that the device can detect unhealthy and hostile persons by stationing the prototype at various prisons, insane asylums, hospitals and specialized research centers where appropriate data can be collected on drug addicts, mental patients, terrorists and other threats to society for a total time of two years .  If we are required by the FDA to apply for clearance as a medical device but our application is denied, we will have to narrow the Exmogate Turnstile’s applications to diagnostics unrelated to health of the persons that pass through it.  That will substantially narrow the appeal of the device.

The Company has a functioning prototype of the Chariot. In order to complete a product that is ready for regulators and the consumer market, we will have to a) perform studies, b) enter into a licensing agreement with Segway Inc. for technology related to, among other things, its smart and long life rechargeable battery and c) produce a consumer-ready prototype.  The total cost is estimated between 2-3 million dollars. Our strategy with the Chariot is to enter into distributor agreements whereby the distributor provides the capital to complete each unit and the distributor engages in the marketing.  There is no guarantee that we will be able to enter into a licensing agreement with Segway Inc. and if we do not, it will affect the marketability of our product.

Steering Wheel: We need to collect data on at least 1000 test drivers under the influence of alcohol, caffeine and distracting stimuli to validate our hypothesis that the device can detect sleepy, drunk and/or distracted drivers.  To recruit and test this device to that point will cost $1 Million.  The time to recruit will be at least three months. From this point it will take another three months to collect and analyze the data for a total of six months.  If the data suggests that hardware or software changes are needed, that may disrupt our ability to sell a license on the technology and additional months of development may be needed.

Exmovere Mouse:   The Exmovere M ouse needs at least six months of continued mechanical and industrial design work that the Company cannot currently pay for.  If the Company can find a vendor willing to work for stock and/or accept royalties on sales as partial compensation, the Company will be able to complete a potentially required FDA 510k case study in nine months.  Presuming that the device can reliably detect heart rate from a user without requiring two -handed contact, despite movement artifacts caused by the hand that uses it, the Company will have a device that is practical for monitoring vital signs remotely.  If the device is not able to detect heart rate with only one handed contact, it will be useful for other applications such as gaming and enhanced online chat functions.  In other words, if the mouse is unable to meet the FDA 510k requirements and/or it requires two handed contact, it will have to be modified and marketed only as a novelty /entertainment product.  It will not be a biomedical or biofeedback product.

The Exmobaby is still in the development stage.  The research has been completed but the products have to be developed.  It will take at least $1 million to develop a sufficient product line to market to retailers.

Industry Participants / Competition

Our wristwatch devices and services (specifically the Telepath) are targeted at the home health monitoring or remote patient monitoring service (RPM), generally considered a branch of tele-medicine that focuses on monitoring a single, or set of, health related indicators of a patient located in his or her home.

With the rapid growth of the RPM industry, there are many innovations in the area and firms with larger capitalization and resources have developed products and services that may compete with the Telepath and Empath products. The following is a summary of recent developments from these firms:

In January of 2008 the Times Online reported that Microsoft Corporation is developing software capable of remote physical well-being and competence. The Times Online reported the computer system would link workers to their computers via wireless sensors that measure their metabolism allowing managers to monitor employees performance by measuring their heart rate, body temperature, movement, facial expression and blood pressure.

The Bosch Group recently purchased a majority shareholding in Health Hero Network, a remote health monitoring business. Health Hero Network, headquartered in Palo Alto, California, develops and sells technology solutions that allow the remote monitoring and management of patient health data. Since it was founded in 1992, Health Hero Network has been issued 63 patents. The Bosch Group is a leading global supplier of technology and services. In the areas of automotive and industrial technology, consumer goods, and building technology, it has some 260,000 associates and generated sales of 43.7 billion Europa in fiscal 2006.

In July of 2007, IBM Corp. and the University of Florida announced they had developed middle-ware which would allow doctors to remotely monitor the health of their patients. The technology makes it possible for standard wired or wireless devices like blood-pressure and glucose monitors to be reconfigured so that when used by patients at home the devices can automatically send the collected readings to health-care professionals.

Partners Health Care – the largest healthcare provider in Massachusetts and the parent company of Massachusetts General and Brigham and Women’s hospitals announced in January of 2007, the organization would double its investment in tele-care to $6 million over four years to pay for tele-medicine programs for diabetes, emphysema and depression, as well as a blood pressure trial.

With regards to the Exmogate Turnstile and the access control market, the major players include L-3 Communications, L-1 Identity Solutions and BQT Solutions.

L-3, the largest and most respected of these companies, has products in aviation, port, maritime and cargo security as well as solutions for mass transportation. In addition, L-3 offers other homeland security products and services for crisis management, intrusion detection, law enforcement and vehicles for first responders. With an installed base of more than 18,000 systems, L-3 is a major supplier of mature and next-generation systems and technology products for aviation, rail and cargo screening; port and border inspection; facility and infrastructure security; explosives and land mine detection and air remediation.

With regards to Exmobaby, the largest competitors are Baby Sight and CST Baby Care Link.  CST Baby Care Link provides clinicians and parents with innovative Internet supported tools that foster an environment where parents become more active participants in their baby’s care. This program has been successfully utilized for both commercially insured and Medicaid populations.  Baby Sight works with the Apple Iphone.  When the software detects a sound, it calls a telephone number  and allows the user to hear the sound made by the child. Downloading the application to the Iphone has a low monthly retail price.   These tools still require active participation and interaction from parents and other caregivers.

The Chariot has no known similar competitors that are focusing on the disabled, obese and elderly.  The Chariot will compete with general wheelchair manufacturers and automatic scooter manufacturers.

Marketing Appeal

Each of our products has a unique selling proposition.   Remote Patient Monitoring (RPM ) industry professionals have shown an interest in the wristwatches because these professionals who are looking for several key product features:

• Heart rate that can be detected by infrared through the skin. Based on our tests , the Telepath/Empath can do this with 99% accuracy, even while a subject moves.

• Onboard digital signal processing, data display and data storage. The Empath will make it possible for a wearer to see all of his vital sign data and emotional states on the wristwatch display, without having to connect to a computer. The Empath will be able to store data when it can’t broadcast it, thereby saving battery life.

• Small form factor is very important to users. Exmovere wristwatches are the smallest such biomedical tools in the world.

Customers currently associate with the Exmocare brand. This is thanks to positive news articles in AARP Magazine, PC Magazine, Business Week, the Wall Street Journal and Popular Mechanics.

According to NASA biomedical researcher William Toscano’s letter to Exmocare LLC, dated May 20, 2007, after he performed a comparative study of the Exmocare watch against other products, “An analysis of crew questionnaire data indicated that the Exmocare bio-watch was more unobtrusive when performing mission tasks and was easier to operate than the other monitors; however data quality of the bio-watch was less accurate.”  According to AARP’s 2006 publication on global elder care trends, “Exmocare sensor technology is designed to predict disasters, instead of relying on the individual to notify others that he or she requires assistance . . . Exmocare takes cutting-edge technology and puts it to good use for older people.” According to Dr. William Crounse, Worldwide Health Director for Microsoft Corporation, “[The Exmocare watch] is just the beginning of a new era of technologies that will help us extend care into the home and bring peace of mind to those of us concerned about aging parents who live far away.”   See April 17, 2007 Bill Crounse, MD blog on www.microsoft.com.

The unique selling proposition of the Exmogate Turnstile is its ability to provide valuable, real-time biological, environmental and psychological data to security screeners around the world. Only the Exmogate Turnstile can non-invasively, unobtrusively and seamlessly monitor crowded bus terminals, subway stations and political rallies for signs of hostility, chemical agents and/or disease.

The Chariot is innovative and has an appeal for many different types of consumers.  It is a hands-free concept vehicle that is sensor-activated and the Company believes there is no other product comparable. Unlike other self-balancing vehicles, the Chariot is controlled by subtle movements of the person's lower torso and hips.  Sensors inside the cocoon-like shell of the vehicle predict the intended motion of the person wearing the device. The Chariot does not require any kind of manual dexterity on the part of the person wearing it. Only minimal physical effort is required, and the Chariot allows the person wearing it to reach objects and closely approach them. The upright form of the Chariot permits the person wearing it to make direct eye contact with other people. The device is battery powered and has the capability to travel up to twelve miles per hour. The Company is working on production versions of the Chariot in different forms, and intends to integrate their vital sign sensors, ground clearance and environmental sensors, wireless and cellular connectivity products, as well as a small form and unique options for both military and law enforcement customers.  Exmovere intends to eventually develop a feature of the Chariot that can switch the person wearing it from an upright position to a seated one. The Company is also considering partnering with an automotive manufacturer in order to eventually launch a performance-oriented version of the Chariot.

The Exmobaby clothing and apparel will be marketed as playing a significant role in a) providing parents and caregivers with real-time information about the baby’s condition, b) substantially increasing the rate of decline in infant mortality, specifically due to SIDS and accidents, c) giving healthcare and medical care professionals another tool to help care for premature infants, d) delivering peace of mind to working parents that have to use daycare, e) ease the fears of new parents about their baby’s actual condition, f) focusing on region improvement throughout the world and g) developing solutions that use the various wireless cell phone technologies.  Based on infant birth rates and mortality rates, the Company may have a key focus in India and China.

Pricing Strategy

The business model for the Exmocare Empath and Telepath is as follows:

1.
We will license experienced and quality distributors (home health care providers) who have an existing client and patient base. The home health care provider business is growing exponentially with the aging of our population.

2.
The plan is to engage up to 190 distributors worldwide. Each distributor will pay an upfront fee as part of their license agreement, ranging from $100,000 -$5,000,000 depending on the territory and national Gross Domestic Product. These distributors will then be able to sell their wristwatches, using the same model as the cellular phone industry, whereby the end-user gets their wristwatch and then pays a monthly service fee for monitoring services, online accounts and other benefits.

3.
As we’ve noted before, the most interested businesses for our product are foreign health management and healthcare IT companies, including wireless providers. The service that we will provide can potentially lead to a cost savings in the global health care system.

The Exmogate Turnstiles will be sold for $5000-$50,000 per unit, in addition to long term service agreements. If offered through the GSA Schedule, prices will vary depending on the terms of the government contract.   Units will also be made available for lease, and purchase financing plans will be offered to customers with excellent credit.

The pricing for the Exmobaby has not yet been determined.  The Company’s market analysis shows that the product must be cost effective to have the most appeal.  The cost of the product has to be significantly less than the amount of savings it generates by reducing medical costs and anxiety levels.

Marketing & Promotion Strategy

We anticipate receiving full marketing consultation from a company affiliated with Robert Doornick, a member of our board of directors, International Robotics in New York. International Robotics provides public relations and marketing for up and coming technology companies. International Robotics provides media advertising across all media types, including free media.

We believe that a first year total advertising budget of over $2.8 Million for the wristwatches, Chariot, turnstiles and Exmobaby will be necessary to ensure maximum appeal to distributors and end-users. This money will be spent primarily on trade shows, payment to consultants and ads placed on TV and radio. We expect advertising and marketing to continuously represent an expense equal to approximately 25% of the Company’s sales. This will also play a large role in helping us to raise needed capital from private investors.

Distribution Strategy

We believe that cell phone companies, healthcare IT providers and other infrastructure-rich companies will make the best distributors for our wristwatch products.

As part of their licensing agreements, we will place them in direct contact with our manufacturer in China or India. They will be able to order hardware direct from the manufacturer in individually packaged and shrink-wrapped batches of 100,000 at a time. We plan to structure a joint venture with the manufacturer to share profits from this.

We will also provide the distributors with pre-programmed servers and web sites to manage their end users, as well as local language documentation. Distributors will pay all shipping and handling costs. We currently have r egular communication with potential distributors, including distributors in the following sectors; fitness/consumer retail, telecommunications, health care/information technology, medical supply/services, pharmaceutical research and government/military.

The Company plans to manufacture the Chariot and enter into distribution agreements to sell the products.  The distributors will be required to spend a minimum amount on marketing the Chariot.  The Company will enter into service agreements with the distributors.

We intend to primarily market the Turnstile through the U.S. General Services Administrations (GSA) schedules, through building security supply catalogs and directly to corporate/agency security directors.

The Company plans to market the Exmobaby worldwide by approaching major retailers and baby clothes designers around the world to supply them the product we designed or a product custom designed to their specifications.

Governmental Regulation

Our products have been designed to comply with FDA 510k Exemption Code Sec. 882.5050 Biofeedback device. Biofeedback is a non-medical process that involves measuring a subject's specific and quantifiable bodily functions such as blood pressure, heart rate and brainwaves.  Biofeedback is a process that enables an individual to learn how to change physiological activity for the purposes of improving health and performance. Precise instruments measure physiological activity such as brainwaves, heart function, breathing, muscle activity, and skin temperature. These instruments rapidly and accurately 'feed back' information to the user.  The presentation of this information — often in conjunction with changes in thinking, emotions, and behavior — supports desired physiological changes. Over time, these changes can endure without continued use of an instrument.  Biofeedback equipment is classified by the FDA as a Class II Medical Device.  Medical devices have varying levels of risks and benefits and the degree of regulation is based on the level of control that the FDA considers being necessary to assure the safety and effectiveness of the device. There are three levels of classification. Class I devices have the lowest level of regulation because they present a minimal level of risk for harm. General controls such as registration, following the Good Manufacturing Practices, and labeling are considered sufficient for ensuring safety and effectiveness. Class II devices are those for which special controls are considered necessary by the FDA for assuring safety and effectiveness and where there are existing methods for providing such assurances.  Special controls can include guidance documents, special labeling requirements (e.g. that certain products are not to be used to make diagnoses), mandatory performance standards, and post market surveillance. Class III devices require the most stringent regulation because insufficient information exists for assuring safety and effectiveness and these devices are generally those that support or sustain human life.

Biofeedback equipment manufactures are generally required to file a 510(k) Premarket Notification so that the FDA can determine if the equipment is 'substantially equivalent' to a legally marketed device that does not require premarket approval.  Unless exempted from premarket notification requirements, persons may not market a new device, under section 510(k), unless they receive a substantial equivalence order from the FDA or an order reclassifying the device into Class I or Class II (section 513(I) of the Act). There is now one exception, and that is for the selling of battery operated biofeedback equipment.  The FDA has the regulatory authority to exempt a Class II device from the 510(k) requirement and has done so for battery operated biofeedback equipment, which it evidently considers to be safe and effective.  The Company believes that its products may qualify under this exemption as each product will be battery operated biofeedback equipment.  Other FDA requirements, such as FDA labeling regulations, must still be met. To market biofeedback equipment to someone other than professionals require the filing of other paperwork with the FDA and their authorization (approval) that it is safe to do so.

Biofeedback equipment has been approved for relaxation training and muscle reeducation. Biofeedback equipment that is to be marketed for other purposes requires a separate Premarket Notification approval and a prescription legend (www.fda.gov/cdrh/ode/143.html).  Not all manufactures of equipment have gone through the FDA approval process which is relatively simply for devices that are generic in design and purpose to devices already approved. Some consumer groups recommend that all biofeedback equipment manufacturers go through the FDA Premarket Notification/approval process and thus reduce their own legal risk, help ensure that the public is protected, and to help practitioners in ensuring that the equipment they purchase is in fact considered to be safe and effective by the FDA. Legally, the selling of a device classified by the FDA as a Class II Medical Device without meeting their requirements is a violation of law. Violation of existing law is also an ethical violation.

If biofeedback is being communicated at great distances using telephone lines and/or satellite system connections, manufacturers must ensure that they are in compliance with both the laws of the state in which they operate and in the state(s) in which the client who is receiving services is located. In addition, they must take extra precautions to ensure that client confidentiality is not compromised by inadvertently allowing unauthorized persons to access the session or clients' data from the session.  It requires two-way, audio and video, real-time interactive communication between the patient and practitioner and the patient must be receiving the service in a health care setting, such as a clinic, hospital, or doctors office.

Those who use computerized storage of data or electronic billing must also take precautions to ensure that unauthorized access to confidential information does not occur and that one does not send the information to the wrong email address. Encrypting files, passwords, and storing data on discs that can be taken out of the computer and locked up in storage files are all part of the process for ensuring confidentiality of client information.   Medical products are subject to extensive government regulation in the United States and in other countries. In order to test, produce and market products for use on humans, Exmovere must first comply with mandatory procedures and safety standards established by the FDA and comparable state and foreign regulatory agencies. The Act requires premarket clearance or premarket approval by the FDA prior to commercialization of medical devices. Pursuant to the Act, the FDA regulates the manufacture, distribution and production of medical devices in the United States.

Before a new device can be introduced into the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a premarket approval application ("PMA").  A 510(k) clearance is only available for devices which are "substantially equivalent" to devices that have been previously approved by the FDA.  The principal purpose of the 510(k) procedure is to avoid costly and time-consuming clinical tests of devices that have already been proven safe and effective by others. Applicants under the 510(k) procedure must prove that the device for which approval is sought is substantially equivalent to a device on the market prior to the Medical Device Amendments of 1976, or a device approved thereafter pursuant to the 510(k) procedure.

A PMA must be filed if the proposed device does not satisfy the foregoing conditions relating to the 510(k) procedure. The PMA procedure is more complex, time-consuming and costly than the 510(k) procedure.  In general, the PMA procedure requires extensive clinical testing to determine the safety, efficacy and potential hazards of the medical device. In order to obtain permission to conduct human clinical studies under the PMA procedure, the manufacturer is required to obtain an Investigational Device Exemption ("IDE") from the FDA. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a minimum specific number of patients, as approved by the FDA.  The clinical trials must be conducted under the auspices of an independent Institutional Review Board ("IRB") established pursuant to FDA regulations. Upon the completion of all required testing under the IDE, substantial proof of safety and efficacy must be submitted to the FDA before the final PMA will be granted.  The FDA has 180 days to review a PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.  The PMA process can be expensive, uncertain and lengthy. If granted, the PMA approval may include significant limitations on the indicated uses for which a product may be marketed and may require inspection of the manufacturing facility to ensure compliance with the FDA's requirements.

If we file a 510(k) application with the FDA, it will take about three months from the date of filing to receive the FDA’s response. The amount of time before we receive the marketing approval, though, is contingent upon the number and extent of the requirements deemed necessary by the FDA. In the event that the FDA requires additional testing to be conducted, the timelines for filing the application and for getting the FDA’s response would be delayed. The FDA may also require us to follow the PMA approval process described above.

Devices which have been developed by the Company, but which have not been approved for commercial distribution in the United States, may be exported if the FDA approves a request from the Company for permission for export. The FDA requires that the Company obtain approval from the foreign country to which the device will be exported and comply with the laws of the foreign country.  Nonetheless, the FDA could still deny permission to export if it determines that export is contrary to public health and safety.  The Company has not submitted such a request to the FDA for the export of its products, and no decision has yet been made whether it will do so in the near future.

The Company is also required to register with the FDA as a device manufacturer. In addition, the Company is required to comply with the FDA's Good Manufacturing Practices regulations. The FDA has authority to conduct detailed inspections of manufacturing plants, to establish "good manufacturing practices" which must be followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA, to take regulatory actions against devices that are adulterated and/or misbranded, and to pursue actions in federal court against companies or individuals that violate the Act. The medical device reporting regulations require the Company to provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to death or serious injury if the malfunction were to recur.

The Safe Medical Device Act of 1990 (the "SMD Act") affects medical device manufacturers in several areas, including post-market surveillance and device tracking procedures. The SMD Act gives the FDA expanded emergency recall authority, requires the submission of a summary of the safety and effectiveness in the 510(k) process and adds design validation as a requirement of good manufacturing practices. The SMD Act also requires all manufacturers to conduct post-market surveillance on devices that potentially present a serious risk to human health, and requires manufacturers of certain devices to adopt device tracking methods to enable patients to receive required notices pertaining to such devices they receive.  The Company does not believe that the SMD Act will have a material impact on the Company or its operations.

Federal law preempts states or their political subdivisions from regulating medical devices. Upon application, the FDA may permit state or local regulation of medical devices which is either more stringent than federal regulations or is required because of compelling local conditions. The Company does not anticipate that any state or local requirements, which may be exempted from preemption, will have a materially adverse effect on Exmovere’s financial condition or operations. However, there is no assurance that, in the future, state or local requirements may not have a substantial effect on the Company. If the Company seeks to market its devices outside of the United States, the Company may also be subject to regulation by foreign governments.

Health care reform is an area of national attention. If reform measures are adopted, they could adversely affect the pricing of diagnostic and therapeutic devices in the United States or the amount of reimbursement available from third-party insurers. The impact of these measures upon the Company cannot be predicted.

Fraud and Abuse Laws:  A variety of Federal and state laws apply to the sale, marketing and promotion of medical devices that are paid for, directly or indirectly, by Federal or state healthcare programs, such as Medicare, Medicaid and TRICARE. The restrictions imposed by these laws are in addition to those imposed by the FDA, FTC and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by medical device manufacturers. Violation of these laws can result in significant criminal, civil, and administrative penalties, including imprisonment of individuals, fines and penalties and exclusion or debarment from Federal and state healthcare and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded, or debarred by Federal agencies.

Anti-Kickback Statute:  The Federal anti-kickback statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or part under a Federal healthcare program such as the Medicare and Medicaid programs. The definition of “remuneration” has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under Federal healthcare programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other Federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below. The Federal anti-kickback statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the anti-kickback statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG or the U.S. Department of Justice. Many states have adopted laws similar to the Federal anti-kickback statute. Some of these state prohibitions are broader than the Federal statute, and apply to the referral of patients and recommendations for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Government officials have focused certain enforcement efforts on marketing of healthcare items and services, among other activities, and have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.

Fraud on a Health Benefit Plan and False Statements:  The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a new Federal healthcare fraud statute that prohibits knowingly and willfully violating False Claims Laws.  Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the Federal government or knowingly making, or causing to be made, a false statement in order to have a false claim paid. The Federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the Federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these Federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment. Several device manufacturers have been prosecuted under the false claims laws for allegedly providing free product to physician customers with the expectation that the physician customers would bill Federal programs for the product. In another action, a device manufacturer plead guilty not only to shipping an adulterated device in violation of the FDA requirements, but also to making a false statement concerning the number of device complaints it had received. Several recent cases against drug manufacturers have alleged that the manufacturers improperly promoted their products for “off-label” use, outside of the scope of the FDA-approved labeling, executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. Among other things, HIPAA also imposes new criminal penalties for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a Federal healthcare offense. Violations may result in fines or imprisonment.

Federal Acquisition Regulations (FAR):  If Exmovere enters into GSA contracts for its Exmogate Turnstiles, it will have to comply with the FAR.  When a government agency issues a contract or a proposal, it will specify a list of FAR provisions that apply to that contract, which may be numerous. In order to be awarded a contract, a bidder must either comply with the provisions, demonstrate that it will be able to comply with them at the time of award, and/or claim an exemption from them. As an example, Part 30 (which references Cost Accounting Standards) allows for small businesses to be exempt from those requirements; if the bidder can demonstrate that it meets the small business criteria, Part 30 would then not apply.  In many cases, a contract award can be challenged and set aside if a challenger can prove that either the contracting agency and/or the successful bidder did not comply with the contract solicitation requirements, usually so that the challenger can either be awarded the contract in lieu of the original bidder's award of the contract or get another shot at a bid.  If any fraud is found in the process of obtaining, administering or monitoring government contracts, a company could be subject to civil money and criminal penalties.

The U.S. Consumer Product Safety Commission (CPSC) has proposed rules and regulations for children’s sleepwear which will apply to the Exmobaby biosensor pajamas and other apparel manufactured from biosensor-enabled fabrics. The regulations for children’s sleepwear are published in the Code of Federal Regulations (CFR), Title 16, Chapter II. Although these regulations are designed specifically to require children’s sleepwear to meet flammability standards, they are applicable to all children’s sleepwear.  The Federal Trade Commission (FTC) may also have regulations that affect the labeling of the Exmobaby.  16 CFR.303.23 states that where a textile fiber product is made wholly of one fiber or a blend of fibers, the product may be designated according to the fiber content of the principal fiber or blend of fibers, with an exception naming the superimposed or added fiber, giving the percentage of each fiber type in relation to the total fiber weight of the principal fiber or blend of fibers, and indicating the area or section which contains the superimposed or added fiber. 16 CFR 303.24  requires the fiber content of pile fabrics to be stated on the label in such segregated form as will show the fiber content of the face or pile and of the back or base, with percentages of the respective fibers as they exist in the face or pile and in the back or base.  Part 423 of Title 16 addresses care instructions through the use of care labels or other methods.

Property Protection, Trademarks and Copyrights

The critical piece of intellectual property involved in our business model is the digital signal processing software, heart rate libraries. While the hardware and processes are patent pending, the critical portion that has to be protected is our internal software.

Several controls are in place to prevent reverse engineering. Distributors will be provided with black boxes to ensure that barriers are maintained around our intellectual property. Several wristwatch companies, including Seiko, have patents on designs that could be useful to making the wristwatches smaller. We will work to acquire licenses on those patented designs. The following are the provisional patents applicable to the Exmo Technology:

1.
Biofeedback Automotive Steering System Provisional Patent Application filed by Exmovere Holdings, Inc. with David Bychkov, as inventor, on October 14, 2009 which relates to a biosensor device to be placed in the steering wheels of vehicles which would be helpful to drivers in measuring their emotional reactions while driving the vehicle.  The device is designed to make cars sensitive to the moods, feelings and emotions of the driver and occupants.

2.
Biosensor Wristwatch Provisional Patent Application filed by Exmovere Holdings, Inc. with David Bychkov, as inventor, on October 14, 2009 which relates to a way to detect heart rate from a moving wristwatch worn device, which device makes it possible to monitor physiological and emotional conditions in the form of a wristwatch, while the wearer is running, exercising, shaking or performing any other routine activities.

3.
Biofeedback Turnstile Provisional Patent Application filed by Exmovere Holdings, Inc. with David Bychkov, as inventor, on October 14, 2009 which relates to a portal device that makes it possible to keep hostile, psychologically or physiologically agitated and/or other suspicious persons from gaining entry to a location without first meeting certain psychological or physiological parameters.

A provisional patent is not reviewed by the United States Patent Office unless a non-provisional patent application is submitted within 1 year.  We have an assignment of Trademark Application Serial No. 78686527 for the Exmovere brand which was assigned from Exmovere LLC to the Company.  We have no copyrights registered with the Library of Congress.

Employees

As of December 31 , 2009, we have 2 full time employees, and plan to employ more qualified employees in the near future.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 1600 Tysons Boulevard, 8th Floor, McLean, VA 22102, and our telephone number is (703) 245-8513.  We lease the office space on a month to month basis at a rate of $4,200.00 per month.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 108 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Exmovere Holdings, Inc.

Financial Statements
(Unaudited)

September 30, 2009

Exmovere Holdings, Inc.
Balance Sheet
(Unaudited)
as at September 30, 2009

Assets	Sept 30 2009	Dec 31 2008
Current Assets
Cash	$328,318	$79

	328,318	79
Other Assets - Intangibles (Note 3 and Note 6)
Technology Licenses	22,504,500

	22,832,818	79

Liabilities
Current Liabilities
Accounts payable	13,013	183
Due to shareholders	0	4,571
	13,013	4,754

Shareholders' Equity
Share Capital
Authorized
35,000,000 Shares with a par value of $0.001

Issued
15,374,460 Shares
	15,374	100
Additional Paid-in capital	23,121,472	––

Accumulated deficit during the development stage	(317,041)	(4,775)
	22,819,805	(4,675)

	22,832,818	79

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.
Statement of Operations
(Unaudited)
For the nine months ended September 30, 2009

	3 months ended	3 months ended	9 months ended	9 months ended	From Inception to Sept 30,
	2009	2008	2009	2008	2009

Revenue	$0	$0	$0	$0	$0

Expenses
General & Administrative	121,323	3,183	317,020	3,517	321,795
	121,323	3,183	317,020	3,517	321,795

Income (loss) before Income tax	(121,323)	(3,183)	(317,020)	(3,517)	(321,795)

Other income (expense)
Extinguishment of shareholder payables	––	––	4,754	––	4,754
Total other income (expense)	––	––	4,754	––	4,754

Income tax	––	––	––	––	––

Net Income (loss)	(121,323)	(3,183)	(312,266)	(3,517)	(317,041)

Basic and diluted earnings per share	$(0.01)	$(0.00)	$(0.02)	$(0.00)
Weighted average shares outstanding	15,190,896	100,000	12,840,506	100,000

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.
Statement of Shareholders' Equity
(Unaudited)
For the nine months ended September 30, 2009

				(Deficit)
			Additional	During the
	Common Stock		Paid In	Development
	Shares	Amount	Capital	Stage	Total

Balance at December 18, 2006	––	$––	$––	$––	$––

Balance at December 31, 2006	––	––	––	––	––

Issuance of common stock
Issued for cash	100,000	100	––		100

Net income (loss)				(21)	(21)

Balance at December 31, 2007	100,000	100	––	(21)	79

Net income (loss)				(4,754)	(4,754)

Balance at December 31, 2008	100,000	100	––	(4,775)	(4,675)

Issuance of common stock
Issued for technology licenses	15,003,000	15,003	22,489,497		22,504,500
Issued for cash-1st quarter	51,134	51	76,650		76,701
Issued for cash-2nd quarter	80,408	81	135,552		135,633
Issued for cash-3rd quarter	139,918	139	419,773		419,912

Net income (loss)	––	––	––	(312,266)	(312,266)

Balance at Sept 30, 2009	15,374,460	$15,374	$23,121,472	$(317,041)	$22,819,805

The accompanying notes are an integral part of these financial statements.

 Exmovere Holdings, Inc.
Statement of Cash Flows
(Unaudited)
For the nine months ended September 30, 2009

	9 months 2009		9 months 2008	From Inception to Sept 30, 2009
	$			$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income for the period		(312,266)	(3,517)		(317,041)
Increase (Decrease) in Accounts Payable		12,830	––		109
Increase (Decrease) in Due to Shareholders		(4,571)	3,517		––
Net Cash Used on Operating Activities		(304,007)	––		(316,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of Common Shares		632,246	––		212,434
Net Cash Provided by Financing Activities		632,246	––		212,434

Net (Decrease) Increase in Cash and Cash Equivalents		328,239	––		(104,498)
Cash and Cash Equivalents at Beginning of Period		79	79		––

Cash and Cash Equivalents at end of Period		328,318	79		(104,498)

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.
Notes to Financial Statements
September 30, 2009 and September 30, 2008

1.	Description of the Company and Summary of Significant Accounting Policies

Description of the Company

Exmovere Holdings, Inc., formerly known as Clopton House Corporation, (the “Company”) was formed on December 18, 2006. The Company’s name change was effective January 30, 2009.  The Company is seeking registration of its common stock in accordance with the Securities Exchange Act of 1934.  The Company currently has no operations or significant cash flows.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues are recognized when earned.  Expenses are recognized in the period in which they are incurred.  The Statement of Income and Retained Earnings presents the operations of the Company for the 3 months ended September 30, 2009 and September 30, 2008.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents.  Cash and cash equivalents are stated at cost which approximates fair market value.

Stock-Based Compensation Plans

The Company currently does not have any stock-based compensation plans.

Income Taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the income tax effect of temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.  Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period.

Earnings (Loss) Per Share

The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding.  For the 3 months ended September 30, 2009 the Company did not have any potentially dilutive shares issued or outstanding.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that the estimates are reasonable.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains all of its cash balances with one financial institution.

Foreign Currency Translation

The Company’s functional currency is the United States dollar and the reporting currency is the United States dollar.  Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are translated at year end exchange rates while income and expense accounts are translated at average rates in effect during the year.  Gains and losses on translations are included in income.

2.	Going Concern

The accompanying financial statements have been prepared on the going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has no operations, significant assets or cash flows.  The Company’s continuation as a going concern is dependent on major shareholder funding and/or the Company entering into any share exchange agreement with a company who has sufficient resources.

3.	Common Stock

The Company is authorized to issue up to 35,000,000 shares of its common stock, par value $0.001 per share.

•	On March 13, 2007, the Company issued 100,000 common shares to Belmont Partners, LLC at $0.001 per share, or $100.

•
On January 28, 2009 the company issued 15,003,000 common shares as compensation for the Exmo Licenses (453,000 of those shares being later paid out to Belmont Partners, LLC as required by the Purchase Agreement). The Company has adopted the valuation standards in FASB 141, paragraphs D2 – D7 as the G.A.A.P. basis for valuing this transaction. This standard requires the Company to determine the fair value of the assets acquired. In order to determine this fair value, the Company must use either a 3rd party independent appraisal or the market value of the shares issued. These options lead us to 2 different valuations:

o
A potential price of the Exmo Licenses as determined by the Pricing Analysis Memorandum (the “Memorandum”) as prepared by Evans & Evans, Inc. dated March 31, 2008 (updated on March 27, 2009). In the Memorandum, price refers to the most likely price at which an arm’s length party would purchase the Company’s intellectual property through an organized and regulated and liquid stock market, given the information provided to Evans & Evans and the following assumptions:

1.	An audit of the financial information provided to Evans & Evans would not result in any material changes.

2.
The Company’s financial information, as provided by the representatives of the Company, is assumed to be accurate and complete.  Evans & Evans has not verified the accuracy or completeness of this financial data.

3.	The Company can achieve the projected results as developed by Evans & Evans using the Company management’s input for market penetration.

4.
Evans & Evans has assumed that the Company and all of its related parties and its principals have no current and/or other contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Memorandum, (the Memorandum is not a formal fairness opinion) that would affect Evans & Evans’ evaluation or comments.

5.
The Company has complied with all government taxation, import and export and regulatory practices as well as all aspects of its contractual agreements that would have an effect on the Report, and there are no other material agreements entered into by the Company that are not disclosed in the Memorandum.

6.
The Company’s intellectual property is being transferred without any liabilities and there are no claims against the Company or the Company’s intellectual property that would have an impact on the pricing conclusions.

7.	As at January 31, 2008, no specific special purchaser(s) was/were identified that would pay a premium to purchase the Company’s intellectual property.

Most importantly, price as defined in the Memorandum, which approximates “Market Potential” does not equal fair market value or fair value. The potential price of the Exmo Licenses as on January 31, 2008 was in the range of $27,100,000 to $28,600,000.

o
The fair value of the shares issued, based upon the price new common shares were purchased from 3rd party investors. During the 60 day period immediately following the transfer of the Exmo Licenses into Company, shares were sold at prices between $1.50 and $3.50 per share. This would make the licenses worth 15,003,000 shares @ $1.50 per share or a total of $22,504,500.

•	The Company has adopted the lower of these amounts as their standard for the fair value of this transaction.

•	During the period to July 1 to September 30, 2009, the Company sold 139,918 common shares under a Rule 506 offering for total proceeds of $ 419,913.

•	At September 30, 2009 the Company had 15,374,460 shares of common stock issued and outstanding. The Company had 100,000 shares of common stock issued and outstanding at September 30, 2008.

4.	Borrowings from Shareholder

During the year ended December 31, 2008, the Company’s initial shareholder, Belmont Partners, LLC, advanced the Company $4,571 to fund expenses of the Company.  The agreement to sell control of the Company to BT2 International, Inc. required Belmont Partners, LLC to absorb this loan as part of the purchase price. The Company has written this loan off during the period.

5.	Transfer of Technology Licenses

On January 28, 2009, the company entered into the Stock Purchase Agreement with BT2 International and Belmont Partners whereby Belmont Partners, as sole shareholder, would sell 100,000 shares of common stock of the Company for $50,000.  In addition, Belmont Partners, LLC was to receive a three percent (3%) common stock shares position in the Company.  The stock position was to be based on the capital structure of the Company after the transfer of the Exmo Licenses to the Company as more particularly described in the Agreement. Concurrent with the Agreement, the sole Director, President and Secretary, who is also the managing partner of Belmont Partners, resigned as Director, President and Secretary of the Company, and David Bychkov was appointed as a Director, President and Secretary of the Company and the Company issued an aggregate of 15,003,000 additional common shares.  Belmont received 453,000 of the newly issued shares of Exmovere pursuant to the terms of the Stock Purchase Agreement.

On January 28, 2009, the Company’s Board of Directors approved the transfer of the Licenses from BT2 International to Exmovere Holdings, Inc.   In exchange for the Licenses, the Company simultaneously, issued an aggregate of 14,550,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick and other individuals or entities instrumental in the development of the Technology and 453,000 common shares to Belmont Partners, LLC as the remaining payment for the Purchase. This transfer provides Exmovere Holdings, Inc. with the exclusive world rights to the following technologies: (1) Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs; (2) a biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement; (3) a biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque; (4) a biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement; (5) System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors; and (6) System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media. In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the License Agreement .

6.	Intangible Assets

The Company has adopted the FASB Accounting Handbook Section 142 "Goodwill and Other Intangible Assets". Section 142 requires, among other things, that companies no longer amortize goodwill or intangible assets, but instead test goodwill or intangible assets for impairment at least annually.  In addition, Section 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life.  An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance of Section 142.

Intangible Asset	September 30, 2009	September30, 2008	Amortization Period
Technology Licenses	$22,504,500	$0	Indefinite
Total	$22,504,500	$0

7.	Property, Plant and Equipment

The Company has adopted a policy for recording the cost and amortization of property, plant and equipment, as follows:

Property, plant and equipment are recorded at cost. When assets are replaced or disposed of, the cost and accumulated depreciation are removed from the accounts and the gains or losses are recognized in the period realized. Repairs and maintenance costs are expensed as incurred. Amortization is provided over the useful lives using the following methods and annual rates:

Computer equipment	- 30% declining balance basis
Computer software (purchased)	- 30% declining balance basis
Furniture & fixtures	- 20% declining balance basis

Exmovere Holdings, Inc.

Financial Statements
(Audited)

December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Clopton House Corporation

We have audited the accompanying balance sheets of Exmovere Holdings, Inc. (formerly known as Clopton House Corporation) as of December 31, 2008 and 2007, and the related statements of income and retained earnings, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clopton House Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no operations, significant assets or cash flows since inception that raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PS Stephenson & Co., PC

Wharton, Texas
April 14, 2009

Exmovere Holdings, Inc.
Balance Sheet
December 31, 2008 and 2007

	2008	2007
Assets
Current Assets
Cash and cash equivalents	$79	$79
Total Current Assets	79	79
Total assets	$79	$79

Liabilities and Stockholders’ Equity
Liabilities
Accounts Payable	$183	$-
Borrowings for shareholders	4,571	-
Total Liabilities	4,571	-

Stockholders’ equity
Common stock; par value $0.001; 35,000,000 shares
authorized; 100,000 and -0- shares issued and
outstanding, respectively	100	100
Additional paid in capital	-	-
Retained earnings	(4,775)	21
Total stockholders’ equity	(4,675)	79
Total liabilities and stockholders’ equity	$79	$79

The accompanying notes are an integral part of these financial statements

Exmovere Holdings, Inc.
Statements of Income and Retained Earnings
For the Years Ended December 31, 2008 and 2007

	2008	2007
Revenues	$-	$-

Operating and Administrative Expenses	4,754	21

Income (loss) from operations	(4,754)	(21)

Other income (expense)	-	-

Net income (loss)	(4,754)	(21)

Retained Earnings, beginning of year	(21)	-

Retained Earnings, end of Year	$(4,775)	$(21)

Basic and diluted earnings per share	$(0.05)	$(0.00)

Weighted average shares outstanding	100,000	79,167

The accompanying notes are an integral part of these financial statements

Exmovere Holdings, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007

	2008	2007
Cash Flows Provided from Investing Activities
Net Income	$(4,754)	$(21)
Adjustments to reconcile net Income to net cash
provided (used) by operating activities
Increase in accounts payable	183	-
Net cash provided (used) by operating activities	(4,571)	(21)

Cash Flows Provided from Investing Activities	-	-

Cash Flows Used by Financing Activities
Proceeds from shareholder loans	(4,571)	-
Net proceeds from stock issuance	-	100
Net cash provided by Financing Activities	(4,571)	100

Net increase (decrease) in cash and cash equivalents	-	79

Cash and cash equivalents, beginning of year	79	-

Cash and cash equivalents, end of period	$79	$79

The accompanying notes are an integral part of these financial statements

 Exmovere Holdings, Inc.
Notes to Financial Statements
December 31, 2008 and 2007

1.	Description of the Company and Summary of Significant Accounting Policies

Description of the Company
Exmovere Holdings, Inc., formerly known as Clopton House Corporation, (the “Company”) was formed on December 18, 2006.  The Company’s name change was effective January 30, 2009.  The Company is seeking registration of its common stock in accordance with the Securities Exchange Act of 1934.  The Company currently has no operations or significant cash flows.

Basis of Accounting
The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues are recognized when earned.  Expenses are recognized in the period in which they are incurred.  The Statement of Income and Retained Earnings presents the operations of the Company for the years ended December 31, 2008 and December 31, 2007.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents.  Cash and cash equivalents are stated at cost which approximates fair market value.

Stock-Based Compensation Plans
The Company currently does not have any stock-based compensation plans.

Income Taxes
The Company recognizes income tax expense based on the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the income tax effect of  temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.  Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period.

Earnings (Loss) Per Share
The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding.  For the year ended December 31, 2008 the Company did not have any potentially dilutive shares issued or outstanding.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that the estimates are reasonable.

2.	Going Concern

The accompanying financial statements have been prepared on the going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has no operations, significant assets or cash flows.  The Company’s continuation as a going concern is dependent on major shareholder funding and/or the Company entering into any share exchange agreement with a company who has sufficient resources.

Exmovere Holdings, Inc.
Notes to Financial Statements
December 31, 2008 and 2007

3.	Common Stock

The Company is authorized to issue up to 35,000,000 shares of its common stock, par value $0.001 per share.  On March 13, 2007, the Company issued 100,000 common shares to Belmont Partners, LLC at $0.001 per share, or $100.  At December 31, 2008 the Company had 100,000 shares of common stock issued and outstanding.  The Company had no common stock issued and outstanding at December 31, 2007.

4.	Borrowings from Shareholder

During the year ended December 31, 2008, the Company’s sole shareholder, Belmont Partners, LLC, advanced the Company $4,571 to fund expenses of the Company.  At December 31, 2008, the Company owed $4,571 to the sole shareholder.  The advances are unsecured and due on demand.

5.	Subsequent Events

On January 28, 2009, the company entered into a Common Stock Purchase Agreement (the “Agreement”) with BT2 International, Inc. and Belmont Partners, LLC, whereby Belmont Partners, LLC, as sole shareholder, would sell 100,000 shares of common stock of the Company for $50,000.  In addition, Belmont Partners, LLC will receive a three percent (3%) common stock shares position in the Company.  The Position shall be based on the capital structure of the Company after Vend-In of I.P., as defined in the Agreement. Concurrent with the Agreement, the sole Director, President and Secretary, who is also the managing partner of Belmont Partners, LLC, resigned as Director, President and Secretary of the Company, and David Bychkov was appointed as a Director, President and Secretary of the Company.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses (the “Licenses”) from BT2 International to Exmovere Holdings, Inc.  In exchange for the Licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 shares distributed as follows ; 13,010,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick, 1,540,000 to other individuals, and 453,000 to Belmont Partners, LLC to complete the terms of the Purchase Agreement. This transfer provides Exmovere Holdings, Inc. with the exclusive world rights to the technologies developed by Exmovere LLC, Exmocare LLC and Exmogate LLC and include: (1) Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs; (2) a biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement; (3) a biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque; (4) a biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement; (5) System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors; and (6) System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media.   In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the license agreement.

During February 2009 to April 2009, the Company sold 94,634 common shares under a Rule 506 offering for total proceeds of $141,951.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

The mission of the Company is to acquire, develop and market biosensor and emotion detection technologies and to integrate existing, profitable businesses, with a focus on healthcare, security, and transportation. The Company’s main assets are related to biosensor wristwatches, biosensor turnstiles, emotion detection algorithms and related technologies, originally developed by David Bychkov through or in conjunction with the Exmocare Companies and BT2 International.   The Company also has recently acquired an exclusive license to use advanced textile and infant vital sign monitoring technology in the development of one of its products. The Company distributed 200,000 shares to Sensatex in exchange for said license.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to the Company.  In exchange for the Licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick, and a number of other individuals instrumental in the development of the operations.   In compliance with the Purchase Agreement, the Company was required to give 453,000 of those shares to Belmont Partners.   The license transfer provided Exmovere Holdings, Inc. with the exclusive world rights to the Exmo Technology and include:

1. Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs.

2. A biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement.

3. A biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque.

4. A biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement.

5. System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors.

6. System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media.

In consideration for the grant of the license, the licensee agreed to pay the licensor the following amounts; (i) a non-refundable license fee of $5,000 due 120 days from the date of executing the license agreement payable from the first $100,000 raised by the licensor; (ii) a non-refundable royalty advance of $25,000 being due and payable 210 days from the date of executing the licensing agreement and payable from the next $500,000 raised by the licensor.  If the Licensee fails to make a payment when due, the license agreement may be terminated, an extension may be granted with interest charged on overdue payments.

The license agreement is effective for a period of 20 years; however, the parties have agreed to review the commercial viability of the agreement at the end of 2 years and may amend the agreement by mutual consent. The license agreement may be terminated (i) without cause, by the Licensee giving not less than sixty (60) days written notice to the Licensor; (ii) by either party if the other commits any breach of any term of the agreement and is not remedied within fourteen days of a written request to remedy the same; (iii) if either party shall party shall convene a meeting of its creditors due to its inability to pay debts as they become due.

In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the license agreement.

Results of Operation

Three Months Ended September 30, 2009 Compared to the Three Months Ended September 30, 2008

For the three months ended September 30, 2009, we had $0 in revenue. Expenses for the three months totaled $121,323 resulting in a loss of $121,323. Expenses of $121,323 for the three months consisted of $121,323 for general and administrative expenses.

For the three months ended September  30, 2008, we had $0 in revenue. Expenses for the three months totaled $3,183 resulting in a loss of $3,183 . Expenses of $3183 for the three months consisted of $3,183 for general and administrative expenses.

Nine Months Ended September 30, 2009 Compared to the Nine Months Ended September  30, 2008

For the Nine Months ended September 30, 2009, we had $0 in revenue. Expenses for the Nine Months totaled $317,020 resulting in a loss of $317,020. Expenses of $317,020 for the Nine Months consisted of $312,266 for general and administrative expenses.

For the Nine Months ended September  30, 2008, we had $0 in revenue. Expenses for the Nine Months totaled $3,517 resulting in a loss of $3,517 . Expenses of $3,517 for the Nine Months consisted of $3,517 for general and administrative expenses.

Capital Resources and Liquidity

As of September 30, 2009 we had $328,318 in cash.

We believe that we will need additional funding to satisfy our cash requirements for the next twelve months. Completion of our plan of operations is subject to attaining adequate revenue or financing. We cannot assure investors that we will generate the revenues needed or that additional financing will be available. In the absence of attaining adequate revenue or additional financing, we may be unable to proceed with our plan of operations.

We anticipate that our operational, and general and administrative expenses for the next 12 months will total approximately $150,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. We estimate that we may need 10-15 million dollars over the next 12 months to complete research and development and marketing of our products.  We currently are not generating revenue; therefore the only means we will have to fund those needs is by raising additional capital, leases of our licenses to distributors or loans.  If we have to comply with more regulatory requirements than expected, we may need another 1 – 2 million dollars. We have entered into the Sensatex License Agreement, which requires royalties to be paid to Sensatex from certain earnings from our Exmobaby product; however that agreement does not impose any requirements on the Company to make any specific earnings, obtain any additional capital or to incur any specific expense in addition to that already incurred in acquiring the Sensatex License.   The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

The Company’s financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statement.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all of these significant accounting policies impact the Company’s financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on the Company and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our financial position or liquidity, results of operations or cash flows for the periods presented.

Off Balance Sheet Transactions

We have no off-balance sheet arrangements.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

The Company was originally incorporated on December 18, 2006 under the laws of the State of Delaware.  The Company was initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.

The Company’s previous principal business activity was to seek a suitable reverse acquisition candidate through acquisition, merger or other suitable business combination method.

It was the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.  However, there is no legal obligation for either management or significant stockholders to provide additional future funding.  Should this pledge fail to provide financing, the Company has not identified any alternative sources.  Consequently, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s need for capital may change dramatically because of any business acquisition or combination transaction.  There can be no assurance that the Company will identify any such business, product, technology or company suitable for acquisition in the future.  Further, there can be no assurance that the Company would be successful in consummating any acquisition on favorable terms or that it will be able to profitably manage the business, product, technology or company it acquires.

Results of Operations

For the period from December 18, 2006 (inception), to December 31, 2008, we had no revenue. Expenses for the period totaled $4,754 resulting in a net loss of $4,754.  Expenses for the period consisted of $4,754 for General and administrative expenses.

Capital Resources and Liquidity

 As of December 31, 2008 we have $ 79.00 cash on hand.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1 and APB 28-1”). FSP 107-1 and APB 28-1 require that publicly traded companies include the fair value disclosures required by SFAS No. 107 in their interim financial statements and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and must be applied prospectively. The Company does not expect the adoption of FSP 107-1 and APB 28-1 to have any material impact on its financial statements and required disclosures. In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”). FSP 157-4 provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and must be applied prospectively. The Company does not expect the adoption of FAS 157-4 to have any material impact on its financial statements or required disclosures.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. Entities are required to disclose the date through which subsequent events have been evaluated and the basis for that date. SFAS No. 165 is effective on a prospective basis for interim and annual periods ending after June 15, 2009. The Company does not expect the adoption of SFAS No. 165 to have any material impact on its financial statements or required disclosures.

In June 2009, the FASB issued SFAS 168, “Codification”, which confirmed that the FASB Accounting Standards Codification will become the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. After that date, only one level of authoritative US GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change US GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. The Company will apply the Codification beginning in the third quarter of fiscal 2009.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of September 2, 2009. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
David Bychkov	30	Chairman, Chief Executive Officer, President and Chief Financial Officer
Cheyenne Crow	43	Chief Operations Officer, Director
Robert Doornick	63	Director
Joseph Meuse	38	Director
Delbert G. Blewett	74	Secretary, Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

David Bychkov has worked as an inventor, entrepreneur and psycho-physiologist since 1999. He is currently ABD (ABD stands for All But Dissertation status and it is an academic term that refers to a doctoral candidate that has completed his coursework but who has not yet defended his dissertation.  David Bychkov has completed his doctoral coursework at the European Graduate School in Saas-Fee, Switzerland and is currently writing his dissertation.  He will defend his dissertation and graduate in June, 2010) in the Philosophy of Neuroscience at the European Graduate School in Saas Fee, Switzerland.  He completed his Master’s Degree there in 2005. He also holds a Bachelor’s Degree from the University of Chicago. Mr. Bychkov also served as Professor of Holographic Cinema and Director of the Laboratory of Psychophysiology at Universita’ dell’ Immagine in Milan, Italy from 1999-2006.

Cheyenne Crow served as Director of Publications for Graphic Publications Inc. in 1989, where he directed international and USA staff. In 1991, he joined Emhart Corporation/Black and Decker Corporation. There he was a Director of Sales, Marketing, Worldwide Publications and Communications related to international defense, health, and special security projects for NASA, the Executive Office of the President, EPA, NSA, CIA, DOT, DOE, DOH, FAA and others. In 1996, he launched his own international communications company called Cheyenne E-Digital. At E-Digital, Cheyenne directed projects for various government agencies, non-profits, foundations, and Fortune 500 Corporations within the USA, Middle East, Asia, and Latin America.   In 2003, Mr. Crow was appointed Vice President and Chief Operations Officer of Exmovere LLC.  In 2006 he was also contracted to be Chief Operations Officer of both Exmogate LLC and Exmocare LLC.  He has managed Exmocare projects for NASA, the Department of State and other agencies   He has been instrumental in corporate strategy, mergers and acquisitions, strategic business planning, and investor relations on Wall Street. In January, 2009 he became Director, Vice President and Chief Operations Officer of Exmovere Holdings Inc.  Cheyenne assumes a critical role in the corporate management team He has managed Exmovere’s operations, ranging from scientific product development in the defense, health, and transportation sectors.   He is currently based at the company’s world headquarters in the McLean, Virginia.

Robert Doornick is President and Founder of International Robotics Inc., and the Techno-Marketing Alliance. In addition to his work as an inventor of robots, he is also known for developing original marketing strategies.   Mr. Doornick has been President of International Robotics Inc., since at least the year 2005.   It was Doornick’s Keynote Address at a World Conference for the shopping center industry which triggered such intense interest in Techno-Marketing. He has also lectured at The U.S. Space Foundation, New York University School of Business, Fordham University, the International Conference for the Exhibit Industry, the International Council of Shopping Centers, the International Meeting Planners Association, as well as conducting numerous seminars for Fortune 500 Companies.   He became a Director of the Company in January, 2009.

Joseph Meuse is Founder and President of Belmont Partners, an international financial consulting firm and leading provider of public shell vehicles for use in reverse merger transactions since at least the year 2005 . He is co-owner of PacWest, LLC, a registered stock transfer agency representing 100 publicly traded issuers, and is a Principal in Global Filings, an Edgarizing Company.  Mr. Meuse has 13 years of financial management and advisory experience and holds Series 7, 24 and 6 licenses.

Delbert G. Blewett is a graduate of the University of Saskatchewan holding the degree of Bachelor of Science in Agriculture and Bachelor of Laws. Mr. Blewett was in the private practice of law for some 30 years directed to commercial and corporate law. Much of the activity was assisting clients in raising capital for their companies, both private and public. Del Blewett retired from his private practice, does advisory work for other companies and has served as Secretary of Exmovere since January, 2009.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
David Bychkov, President, Chief Executive Officer	2008	$0	0	0	0	0	0	0	$0
Chief Financial Officer and Director	2007	$0	0	0	0	0	0	0	$0

Delbert G. Blewett,	2008	$0	0	0	0	0	0	0	$0
Secretary and Director	2007	$0	0	0	0	0	0	0	$0

Cheyenne Crow,	2008	$0	0	0	0	0	0	0	$0
Chief Operations Officer, Director	2007	$0	0	0	0	0	0	0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table through December 31, 2008.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2008 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

Currently, we do not have an employment agreement in place with our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of December 31 , 2009 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned	Percent of Class (2)	Estimated Value (6)
David Bychkov(1)	4,799,333	30.6%	$8,292,600
BT2 International, Inc.(3)	3,010,000	19.2%	$5,203,200
Belmont Partners, LLC(4)	453,000	2.9%	$ 785,900
Cheyenne Crow(1)	4,799,334	30.6%	$8,292,600
Robert Doornick(5)	500,000	3.2%	$ 867,200

All Executive Officers and Directors as a group	13,561,667	86.5%	$23,441,500

(1)	Unless otherwise stated, the address for each person is 1600 Tysons Blvd, 8th Floor, McLean VA 22102.
(2)	Based on 15,675,998 shares of common stock outstanding as of December 31 , 2009.
(3)
Delbert Blewett and Joseph Batty are the control officers of BT2 International, Inc., and thus are deemed to have beneficial control over these shares.   The address for each person is 1117 Desert Lane, Suite 2067, Las Vegas, NV 89102.

(4)	Joseph Meuse is the principal of Belmont Partners, LLC is located at 360 Main Street, Washington Virginia 22747 and is deemed to have beneficial control over these shares.
(5)	Unless otherwise stated, the address for each person is PO Box 710, Kent, CT 06757.
(6)
Based on the appraised value of the License as determined by the appraisal done by Evans & Evans, Inc. dated March 31, 2008 (updated on March 27, 2009). This value places the licenses in a range of $27,100,000 to $28,600,000 and we used the lower value.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to Exmovere Holdings, Inc.  In exchange for the licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow, Robert Doornick and other individuals and entities each of which own less than 5%.  453,000 of those newly issued shares were paid to Belmont Partners as required by the Stock Purchase Agreement which required Belmont Partners to receive its shares percentage after the Exmo Licenses were included in the value of the Company.

The related parties involved in the transaction are David Bychkov, our President and Chief Executive Officer, Cheyenne Crow, our Chief Operations Officer and a Director, Robert Doornick, a Director and BT2 International.  BT2 International is 40% owned by our Secretary, Delbert Blewett through a holding company and 40% owned by Joseph Batty through a holding company None of the related parties received their shares for future services.  Each of the related parties serves in their employment position at will.  The Directors serve for a term of one year.

ITEM 12A.   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXMOVERE HOLDINGS, INC.

1,140,407 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is             , 2010

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee		$284.59
Federal Taxes	$
State Taxes and Fees	$
Transfer Agent Fees		$2,500
Accounting fees and expenses		$2,500
Legal fees and expense		$15,000
Blue Sky fees and expenses		$2,500
Miscellaneous	$
Total		$22,784.59

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Delaware in December 2006 and 100,000 shares of common stock were issued to Belmont Partners, LLC (controlled by Joseph Meuse) for consideration of $100. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Belmont Partners, LLC had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to Exmovere Holdings, Inc.  In exchange for the licenses to be rendered to the Company, the Company issued an aggregate of 14,550,000 (15,003,000 – 453,000) shares to BT2 International, David Bychkov, Cheyenne Crow Robert Doornick, and other individuals and entities instrumental in the development of the licenses .  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March 2009, we completed a Regulation D Rule 506 offering in which we sold 122,101 shares of common stock to 49 investors, at a price per share of $1.50 for an aggregate offering price of $183,151.50 . The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Amanda R. Romeo	200
Angela Taylor	500
Antonio C. Pam and Demetria L. Pam	100
Carolyn S. Abshire	2,000
Catherine W. Morgan	10,000
Catherine W. Morgan, and James Morgan	5,000
Charles Lambert	2,000
Cleonie Chang Schwartz	500
Dawana B. Robinson	100
Deepika Negi	500
Deneen Stambone	500
Dr. Philippe A. Lowenstein	5,000
Easton Peterson	1,000
Foster Rockwell	250
Hokenson Group, Inc.	1,000
Jakeya L. Morgan	1,000
James Morgan	10,000
Jeffrey Lance Thomas	2,000
John Rogers	250

Kaiesha C. Morgan	1,000
Kristopher Ussery	300
Loring R. Henderson	1,000
Lucia F. Mokhsijerjian	200
Marianne McQuade	2,000
Marie Colter	700
Mary B. O'Connor	500
Miles Henderson	1,000
Ms. Jaroslava Pickova	40,000
Pamela M. Norick	5,000
Pamela M. Norick	5,000
Phyllis Abshire D'Hoop	1,000
Quynh Nguyen	300
Raul Grosz	100
Regena Herndon	1,334
Reginald d'Hoop	1,000
Richard Barksdale	100
Richard G. Miller	100
Robert A. Atkins	100
Samuel and Marie Colter	300
Samuel Colter	200
Scott Lurding	2,000
Sheniqua L. Morgan	1,000
Silvia Cordovi	667
Stephanie Stevens	100
Thomas A. Nabi	2000
Tiffany S. Ussery	500
William Peterson	1,000
Zeda F. Rosenberg	5,000
Zoika Naskova	6,700

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In June 2009, we completed a Regulation D Rule 506 offering in which we sold 77,820 shares of common stock to 8 investors, at a price per share of $2.50 for an aggregate offering price of $194,550. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Pamela M. Norick	1,400
Naseem Ahmed	800
Tasneem Ahmed	6,000
Joseph M. Johnson	4,000
Roseanne Luth	4,000
Fab 5 Sportz, LLC	120
Anita Tipl e r	61,400
Charlynda Credle	100

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in June 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In October 2009, we completed a Regulation D Rule 506 offering in which we sold 173,077 shares of common stock to 12 investors with one investor also purchasing as custodian for three other shareholders for a total of 15 investors , at a price per share of $3.50 for an aggregate offering price of $605,769.50 .  The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

David Mootsey	300
Daniel Beckmann	300
Jay Henderson	600
Derek Winfield	200
Lananh Nguyen	14,286
Xuemi Jin	10,000
Victor S. Mahal	2,000
Shobha Gupta Marwah	2,100
Lananh Nguyen	48,572
Lananh Nguyen, CUST FBO UTMA VA Thulan Hoang	2,858
Lananh Nguyen and Viet Van Nguyen	4,287
Lananh Nguyen, CUST FBO UTMA VA Emily Nguyen Bul	2,858
Lananh Nguyen, CUST FBO UTMA VA Quynh Nguyen	2,858
Divon T. Lee	1,429
Lananh Nguyen	71,429
Tuan Q. Nguyen	4,000
Pamela M. Norick	5,000

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in October 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(B)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.
(D)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Pursuant to the Sensatex License Agreement we issued 200,000 shares of our Common Stock to Sensatex in exchange for the rights and licenses granted pursuant to the Sensatex License Agreement. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER	DESCRIPTION
3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Springs Law Firm PLLC
10.1	BT2 Technology License Agreement dated June 2008
10.2	Common Stock Purchase Agreement With All Exhibits
10.3	Amended License Agreement dated December 2008
23.1	Consent of PS Stephenson & Co., PC **
99.1	NASA Letter **
99.2	AARP Exmocare Article **
99.3	Exmocare Business Week Article **
99.4	PC Magazine Exmocare Article **
99.5	Steering Patent Application **
99.6	Watch Patent Application **
99.7	Turnstile Patent Application **
99.8	Exmovere Trademark
99.9	Wall Street Journal Article
99.10	Popular Mechanics Article
99.11	Dr. Crounse Article on Microsoft.com
———————

●   * Incorporated by reference to Form S-1 filed with the Securities & Exchange Commission on September 10, 2009.

● ** Incorporated by reference to Form S-1/A Amendment 1 filed with the Securities & Exchange Commission on December 3, 2009

ITEM 17.   UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in McLean, Virginia on March 4, 2010.

EXMOVERE HOLDINGS, INC.

/s/ David Bychkov
Name: David Bychkov
Position: President,
Principal Executive Officer, Principal
Principal Financial Officer,Accounting
Officer, Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Bychkov and their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Exmovere Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

Dated: March 4, 2010

EXMOVERE HOLDINGS, INC.

By:	/s/ Cheyenne Crow
Cheyenne Crow
Chief Operations Officer
Director

/s/ Delbert G. Blewett
Delbert G. Blewett
Secretary
Director

/s/ Robert Doornick
Robert Doornick Director

/s/ Joseph Meuse
Joseph Meuse Director